As filed with the Securities and Exchange Commission on August   , 2006
                                                     Registration No. 333-133509
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            TECHPRECISION CORPORATION
                 (Name of Small Business Issuer in Its Charter)

            Delaware                          3599                    51-0539828
(State or Other Jurisdiction of   (Primary Standard Industrial      (IRS Employer
 Incorporation or Organization)   Classification Code Number)    Identification No.)

        One Bella Drive, Westminster, Massachusetts 01473 (978) 874-0591
          (Address and telephone number of Principal Executive Offices)

                One Bella Drive, Westminster, Massachusetts 01473
                    (Address of principal place of business)

                  Mr. James G. Reindl, Chief Executive Officer
                            Techprecision Corporation
                                 One Bella Drive
                        Westminster, Massachusetts 01473
                            Telephone: (978) 874-0591
                               Fax: (978) 874-2748
            (Name, address and telephone number of agent for service)

                  Please send a copy of all communications to:
                             Asher S. Levitsky P.C.
                       Sichenzia Ross Friedman Ference LLP
                           1965 Avenue of the Americas
                               New York, NY 10018
                            Telephone: (212) 981-6767
                               Fax: (212) 930-9725

    Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

                                             Proposed maximum    Proposed maximum
   Title of each class of     Amount to be    offering price    aggregate offering       Amount of
securities to be registered    registered      per unit (1)          price(1)        registration fee
---------------------------   ------------   ----------------   ------------------   ----------------
Common Stock, par value
$.0001 per share(2)             9,181,527          $1.50          $13,772.290.50         $1,473.64
Common Stock, par value
$.0001 per share (3)           11,220,000          $1.50           16,830,000.00          1,800.81
                                                                                         $3,274.45

*    Of which $1,093.84 has been paid.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended. The 9,181,527 shares represent 100,000 outstanding shares of common stock and 9,081,527 shares of common stock issuable upon conversion of the series A convertible preferred stock. The 11,220,000 are shares of common stock issuable upon exercise of common stock purchase warrants, and the proposed maximum offering price is equal to the average exercise price of the warrants.

(2) Represents 100,000 outstanding shares of common stock and 9,081,527 shares of common stock issuable upon conversion of the series A convertible preferred stock. (3) Represents 11,220,000 shares of common stock issuable upon exercise of warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST   , 2006

PROSPECTUS

                                20,401,527 Shares
                            TECHPRECISION CORPORATION
                                  Common Stock

      As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop.

      The selling stockholders may offer and sell from time to time up to an aggregate of 20,401,527 shares of our common stock that they have acquired or may acquire from us, including shares that they may acquire upon conversion of series A preferred stock and exercise of warrants.

      We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $ ,000.

      Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See "Risk Factors," which begins on page 7.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell shares at prices ranging from $.75 to $1.50 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices or in transaction that are not in the public market.

                 The date of this Prospectus is _________, 2006

      You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary                                                             3
Risk Factors                                                                   6
Forward-Looking Statements                                                    13
Use of Proceeds                                                               14
Selling Stockholders                                                          14
Plan of Distribution                                                          17
Market for Common Stock and Stockholder Matters                               19
Management's Discussion and Analysis of Financial Condition and Results
  of Operations                                                               20
Business                                                                      27
Management                                                                    30
Principal Stockholders                                                        33
Certain Relationships and Related Transactions                                35
Description of Capital Stock                                                  37
Experts                                                                       40
Legal Matters                                                                 40
How to Get More Information                                                   40
Financial Statements                                                         F-1

                               PROSPECTUS SUMMARY

      This summary does not contain all of the information that is important to you. You should read the entire prospectus, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

Our Business

      We produce large metal fabrications and perform precision machining operations for large military, commercial, nuclear, shipbuilding, industrial, aerospace and alternative energy applications. Our principal services are metal fabrications, machining and engineering. Each of our contracts covers a specific product. We produce products for our customers, but do not distribute such products on the open market. We render our services under "build to print" contracts with our clients. However, we also help our customers to analyze and develop their projects for constructability by providing research and development services which are included in our charges to our customers.

      We are one of a small number of large precision metal fabrication companies located in the United States. However, only a few others produce products in all industry sectors that we service. In recent years, the capital goods market experienced a slow-down due to the industry over-build of product in the late 1990's. Additional contributions to the industry slow-down resulted from the events of September 11, 2001. However, based on recent project inquiries, recent projects awarded and current customer demands for our services, we believe the market has rebounded.

      Although we provide manufacturing services to large governmental programs, we usually do not work directly for agencies of the United States government. Rather, we perform our services for large governmental contractors and large utility companies.

About Us

      We are a Delaware corporation, organized in 2005 under the name Lounsberry Holdings II, Inc. Our name was changed to Techprecision Corporation on March 6, 2006. On February 24, 2006, we acquired all of the issued and outstanding capital stock of Ranor, Inc., a Delaware corporation, and, since February 24, 2006, our sole business has been the business of Ranor. Prior to the acquisition of Ranor, Lounsberry was not engaged in any business activity and was considered a blank check company. There was no relationship between Ranor and Lounsberry prior to the negotiation with Capital Markets Advisory Group, LLC. In December 2005, Lounsberry, through its counsel, was introduced to counsel for Ranor Acquisition LLC, which had an agreement with Ranor pursuant to which it would acquire all of the issued and outstanding stock of Ranor. It was a condition to the preferred stock purchase agreement that the investment would be made in a company that was a reporting company under the Securities Exchange Act of 1934, as amended. The parties agreed on a price of $200,000, which included the satisfaction of all of Lounsberry's debt of $39,661, which was due to Capital Markets.

      Our acquisition of Ranor is accounted for as a reverse acquisition. The accounting rules for reverse acquisitions require that beginning with the date of the merger, February 24, 2006, our balance sheet includes the assets and liabilities of Ranor and our equity accounts were recapitalized to reflect the net equity of Ranor. In addition, our historical operating results will be the operating results of Ranor.

      Ranor, together with its predecessor, which was also named Ranor, has been in business since 1956. Ranor's predecessor was sold by its founders in 1999 to Standard Automotive Corporation through its subsidiary Critical Components Corporation. From June 1999 until August 2002, Ranor's predecessor was operated by Critical Components. In December 2001, Standard filed for protection under the Bankruptcy Code, and Ranor's predecessor operated under Chapter 11 until on or about the quarter ended June 30, 2002. Subsequently, all Standard's holdings were sold. In 2002, Ranor acquired the assets of its predecessor from the bankruptcy estate. Ranor is a Delaware corporation, founded in May 2002 under the name Rbran Acquisition, Inc. and changed its name to Ranor, Inc. in August 2002.

      The stock purchase agreement between Ranor Acquisition LLC and the former Ranor stockholders was negotiated during the spring and summer of 2005, and the agreement was executed on August 17, 2005. As part of the transactions relating to the purchase of the Ranor stock, on February 24, 2006, Ranor Acquistion assigned the stock purchase agreement to us and we completed the acquisition of the Ranor stock. At the time of the acquisition, we were still known as Lounsberry.

      The purchase price for the stock of Ranor was $9,250,000 plus an amount equal to Ranor's cash position in excess of $250,000, which was $813,000, less a closing adjustment of $54,000, less the principal and interest on notes held by Ranor's preferred stockholders, which were paid at closing. We also used $240,000 of Ranor's remaining cash as part of the amount due to the former Ranor stockholders/noteholders. These payments were made by Ranor, which reduced Ranor's cash balance to $10,000. We paid a total of $10,063,000 to pay the notes to the former Ranor stockholders, as well as the purchase price for the shares of preferred stock and common stock. Of this amount, $8,000,000 was paid on account of the principal of the notes and $975,000 on account of interest on the notes. We also deposited $925,000 as an escrow reserve for any potential liability that the sellers may have for breaches of their representations and warranties. The total amount allocated to the capital stock was $163,000, of which $10,000 was paid to the stockholders and $153,000 was applied to the stockholder's expenses. Any money paid to the former Ranor stockholders from the escrow will be allocated to purchase price of the preferred stock.

In connection with the acquisition of Ranor, on February 24, 2006:

o We entered into a preferred stock purchase agreement with Barron Partners LP, pursuant to which we sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock, and five-year warrants to purchase an aggregate of 5,600,000 shares of common stock at $.57 per share and 5,600,000 shares of commons stock at $.855 per share. The series A preferred stock was initially convertible into 7,719,250 shares of common stock, subject to adjustment. Because our EBITDA for the year ended March 31, 2006 was less than $.04613 per share, (i) the conversion price of the series A preferred stock reduced from $.285 to $.24225, a 15% reduction, with the result that the series A convertible preferred stock became convertible into 9,081,527 shares of common stock, and (ii) the exercise prices of the warrants were reduced by 15% -- from $.57 to $.4845 and from $.855 to $.7268, with no adjustment in the number of shares issuable upon exercise of the warrant.

o The conversion rate of the series A preferred stock and the exercise prices of the warrants are subject to further adjustment if our EBITDA per share, on a fully-diluted basis, is less than $.08568 per share for the year ended March 31, 2007, based on the percentage shortfall from $.08568 per share, up to a maximum reduction of 15%. The adjustment could result in an increase in the maximum number of shares of common stock being issued upon conversion of the series A preferred stock from 9,081,527 to 10,684,150 shares of common stock and a further reduction in the exercise price of the warrants from $.4845 to $.4118 and from $.7268 to $.6177 per share.

o We purchased 928,000 shares of common stock form Capital Markets Advisory Group, LLC, which was then our principal stockholder, for $160,339 and paid $39,661 of debt to Capital Markets, using the proceeds from the sale of the preferred stock. The control person for Capital Markets is Steven Hicks.

o We issued 7,697,000 shares of common stock to the members of Ranor Acquisition LLC, which was the party to an August 17, 2005 agreement to purchase the stock of Ranor, for which Ranor Acquisition advanced funds on our behalf and assigned its rights under the Ranor stock purchase agreement, and we assumed Ranor Acquisition's obligations under that agreement.

o     We sold 1,700,000 shares of common stock to an investor for $500,000.

o Ranor entered into a loan and security agreement with Sovereign Bank pursuant to which Ranor borrowed $4.0 million, for which Ranor issued its term note, and Sovereign provided Ranor with a $1.0 million revolving credit arrangement.

o Ranor sold its real estate to WM Realty Management, LLC for $3.0 million, and Ranor leased the real property on which its facilities are located from WM Realty Management pursuant to a net lease. WM Realty Management is an affiliate of the Company.

      Our executive offices are located at One Bella Drive, Westminster, MA 01473, telephone (978) 874-0591. Ranor's website is www.ranor.com. Information on Ranor's website or any other website is not part of this prospectus.

References in this prospectus to "we," "us," "our" and similar words refer to Techprecision Corporation and its subsidiary, Ranor, unless the context indicates otherwise, and, prior to the effectiveness of the reverse acquisition, these terms refer to Ranor.

Issuance of Securities to the Selling Stockholders

      The selling stockholders acquired their shares in private placements in 2005 and 2006.

      In connection with our organization in February 2005, we issued 1,000,000 shares of common stock to Capital Markets and 20,000 shares of common stock to Mark Allen for nominal consideration. In February 2006, in connection with the reverse acquisition, we purchased 928,000 shares from Capital Markets for $160,339 and paid $39,661 of debt to Capital Markets.

      In December 2005, we issued 8,000 shares of common stock for $2,000.

      In February 2006, we sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock and warrants to purchase an aggregate of 11,220,000 shares of common stock. The series A preferred stock is convertible into 9,081,527 shares of common stock.

      We are registering the 100,000 outstanding shares of common stock held by selling stockholders, 9,081,527 shares of common stock which are issuable upon conversion of the series A preferred stock, and 11,220,000 shares of common stock issuable upon exercise of warrants.

                                  THE OFFERING

Common Stock Offered:                  The selling stockholders are offering a
                                       total of 20,401,527 shares of common
                                       stock, of which 100,000 shares are
                                       outstanding, 9,081,527 shares are
                                       issuable upon conversion of the series A preferred stock and 11,220,000 shares are issuable upon exercise of warrants

Limitation on Issuance of Common
Stock: The holders of the series A preferred stock and the holders of the warrants cannot convert their shares of series A preferred stock or exercise their warrants to the extent that such conversion and exercise would result in the holders and their affiliates owning more than 4.9% of our outstanding common stock.

Outstanding Shares of Common Stock:    10,054,000 shares(1, 2)

Common Stock to be Outstanding After   30,355,527 shares(1)
Exercise of Investor Warrants:

Use of Proceeds:                       We will receive no proceeds from the
                                       sale of any shares by the selling
                                       stockholders. In the event that any
                                       selling stockholders exercise their
                                       warrants, we would receive the exercise
                                       price. If all warrants are exercised, we would receive approximately $6.8 million, all of which, if and when received, would be used for working capital and other corporate purposes.

(1) Does not include a total of 1,000,000 shares are reserved for options, stock grants or other equity-based incentives under our 2006 long-term incentive plan.

(2) Does not include the shares of common stock issuable upon conversion of the series A preferred stock or exercise of warrants held by the selling stockholders.

                          SUMMARY FINANCIAL INFORMATION
                  (in thousands, except per share information)

      The following information relating to March 31, 2006 and the years ended March 31, 2006 and, 2005 and June 30, 2006 and the three months ended June 30, 2006 and 2006 has been derived from our financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

                                          Three Months Ended June 30,   Year Ended March 31,
                                          ---------------------------   --------------------
                                              2006           2005          2006       2005
                                             ------         ------       -------    -------
Net sales                                    $4,199         $5,417       $20,266    $14,269
Gross profit                                    789          4,504         2,634      1,638
Income (loss) from operations                   108            409           726        (27)
Interest expense, net                          (183)          (280)        1,098      1,113
(Loss) income before income taxes               (75)           131          (385)    (1,140)
Net loss                                        (75)           128          (428)    (1,144)
Net loss per share of common stock,
  (basic and diluted)                        $ (.01)        $  .02       $  (.05)   $  (.14)
Weighted average shares of common
  stock outstanding (basic and diluted)       9,991          8,089         8,270      8,089

Balance Sheet Information:

                               June 30, 2006   March 31, 2006
                               -------------   --------------
Working capital (deficiency)      $   (35)        $    91
Total assets                        8,532           8,668
Total long-term debt                3,298           3,442
Total liabilities                   9,348           9,416
Accumulated deficit                (4,215)         (3,917)
Stockholders' deficiency             (816)           (748)

                                  RISK FACTORS

      An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS RELATING TO OUR BUSINESS

Because we may require additional financing for our operations, our failure to obtain necessary financing may impair our operations.

      At June 30, 2006, we had deficiency in working capital of approximately $35,000. The only funding available to us, other than our cash flow from operations, is $1.0 million revolving credit line with a bank. We cannot assure you that this facility will be sufficient to provide us with the funds necessary to enable us to perform our obligations under our contracts. Our failure to obtain any required financing could impair our ability to both serve our existing clients base and develop new clients and could result in both a decrease in revenue and an increase in our loss.

      To the extent that we require financing, the absence of a public market for our common stock, the terms of our recent private placement and the number of outstanding warrants and the exercise price and other terms on which we may issue common stock upon exercise of the warrants, it may be difficult for us to raise additional equity capital if required for our present business or for any planned expansion. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price and could result in a reduction of the conversion ratio of the series A preferred stock and exercise price of the warrants held by the Barron Partners. Further, since Barron Partners has a right of first refusal with respect to future financings, this right may affect our ability to obtain financing from other sources.

Our losses are continuing, and we may not be able to operate profitably.

      We have shown losses for the quarter ended June 30, 2006 and the years ended March 31, 2006 and 2005, and we cannot assure you that we will be able to operate profitably. Further, as a result of the reverse acquisition and our status as a reporting company, our ongoing expenses have increased significantly. Our failure to generate sufficient revenue, to reduce expenses or to obtain financing to cover our increased level of expenses could impair our ability to continue in business.

Because all of our services are performed pursuant to special order contracts, we have no continuing source of revenue.

      We do not have long-term contracts with almost all of our customers, and major contracts with a small number of customers account for a significant percentage of our revenue. We must bid each contract separately, and when we complete a contract, there is generally no continuing source of revenue under that contract. As a result, we cannot assure you that we have a continuing stream of revenue. Our failure to generate new business on an ongoing basis would materially impair our ability to operate profitably. Because a significant portion of our revenue is derived from services rendered from the defense, aerospace, nuclear, industrial and related industries, our operating results may suffer from conditions affecting these industries, including any budgeting, economic or other trends that have the effect of reducing the requirements for our services, including changes in federal budgeting which may reduce the budget of those agencies that either engage us directly or affect the contracts of private sector clients for whom we perform services as subcontractors under prime contracts with government agencies.

Because of our dependence on a limited number of customers, our failure to generate major contracts from a small number of customers may impair our ability to operate profitably.

      We have in the past been dependent in each year on a small number of customers who generate a significant portion of our business, and these customers change from year to year. For the quarter ended June 30, 2006, our two largest customers accounted for approximately 38% of our revenue, and each of these customer accounted for less than 10% of revenue during the year ended March 31, 2006. For the year ended March 31, 2006, our two largest customers accounted for approximately 28% of our revenue, and each of these customers accounted for less than 10% of our revenue in the fiscal year ended March 31, 2005. To the extent that we are unable to generate major orders from customers, we may have difficulty operating profitably.

Because our customers include major defense contractors, our size and financial condition may place us at a competitive disadvantage in seeking business.

      There are a large number of domestic and foreign companies, some of which are considerably larger and better capitalized than we are, with which we compete for business. Foreign companies may have lower manufacturing costs than we have, which may give them a competitive advantage. Since much of our contracts are generated from a request for proposal (RFP) by a prime contractor under a government contract, to the extent that a competitor is able to design the specifications, that competitor may have a competitive advantage. We may also be at a competitive disadvantage to the extent that competitors have existing relationships with the prime contractor. Since our customers include major defense customers, our failure to satisfy potential customers as to our financial health may prevent us from obtaining business. The 2002 bankruptcy of Ranor's predecessor has resulted in lost business in past years.

Because our contracts are generally awarded through a competitive bidding process, we cannot be assured of obtaining business.

      Our contracts are usually awarded through a competitive bidding process which entails risks not present in other circumstances. We may spend substantial sums analyzing and preparing a bid and not be awarded a contract. Furthermore, we may not be given the opportunity to comment on the proposed terms of the bid, and it is possible that a bid may be tailored to meet the specifications of a competitor. Our failure to receive contracts on which we bid could significantly impair our ability to continue in business.

Because our revenue is generated pursuant to contracts that are limited to specific projects, our operating results in future periods may vary from quarter to quarter, and, as a result, we may fail to meet the expectations of our investors and analysts, which may cause our stock price to fluctuate or decline.

      Because our business is based upon manufacturing products pursuant to purchase orders, we need to generate new business on a continuing basis. To the extent that we do not have new contracts in place when we complete our work pursuant to existing contracts, our revenue may decline until and unless we generate revenue from new contracts. Furthermore, changes in contracts also affect our quarterly results. Our revenue in the quarter ended June 30, 2006 was affected by the termination of one contract after the delivery of the initial unit and a delay in delivery under a second contract as a result of a change in the customer's drawings. These changes resulted in a decline in revenue from the first quarter of the prior year and a loss for the quarter. As a result, our revenue and operating results have fluctuated from quarter to quarter significantly in the past, and such fluctuations may continue in the future. A substantial portion of our operating expenses is related to personnel costs, depreciation and rent which cannot be adjusted quickly and, therefore, cannot be easily reduced in response to lower revenue levels or changes in client requirements. Due to these factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. These factors could cause the market price of our stock to fluctuate substantially.

Our failure to meet our customers' requirement could result in decreased revenue, increased costs and negative publicity.

      Our products require the precision manufacturing of products to very exacting specifications which are required in the industries to which we market our services. Our failure to meet these specifications could result in both cost overruns on a particular contract and a loss of our reputation, which would significantly impair our ability to generate contracts.

As a government subcontractor we are subject to government procurement regulations.

      We must comply with complex procurement laws and regulations, including the provisions of the procurement regulations that provide for renegotiation and termination for the convenience of the government. Since we are not a prime contractor, any termination or modification of the prime contract may result in a change in our contract with the prime contractor.

Our business may be impacted in the event of a default by an affiliate under a mortgage relating to the real property leased by us.

      In connection with the reverse acquisition, we sold our real estate to WM Realty Management LLC, an affiliated entity which is a special purpose entity formed to purchase and obtain financing for our real property. The purchase of the real property was financed by a six-month mortgage given to a non-affiliated third party. The mortgage note was initially due in August 2006 and was extended until September 1, 2006 with the right to extend for up to two additional one-month periods. Any default by the affiliated entity under its mortgage, including its failure to replace the current lender prior to the maturity date, could result in an increase in our rental as well as a foreclosure under the mortgage. Any foreclosure of the mortgage could impair our ability to obtain bank financing and could adversely affect our business and our credit. Further, since the affiliated entity's operations are included in our consolidated financial statements, any default by the affiliate would be reflected as a default in our financial statements even though we do not control the affiliate.

We may not be able to continue to grow through acquisitions.

      An important part of our growth strategy is to expand our business and to acquire other businesses, which may or may not be related to our current businesses. Such acquisitions may be made with cash or our securities or a combination of cash and securities. If our stock price is less than the exercise price of the outstanding warrants, it is not likely that that warrants will be exercised. To the extent that we require cash, we may have to borrow the funds or sell equity securities. The issuance of equity, if available, would result in dilution to our stockholders. We have no commitments from any financing source and we may not be able to raise any cash necessary to complete an acquisition. If we fail to make any acquisitions, our future growth may be limited. As of the date of this prospectus, we do not have any agreement or understanding, either formal or informal, as to any acquisition.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

      If we make acquisitions, we could have difficulty integrating the acquired companies' personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

o     the difficulty of integrating acquired products, services or operations;

o the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

o the difficulty of incorporating acquired rights or products into our existing business;

o difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

o difficulties in maintaining uniform standards, controls, procedures and policies;

o the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

o the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

o the effect of any government regulations which relate to the business acquired;

o potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

      Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Risks Related to our Common Stock and the Market for our Common Stock.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

      Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors has and in the future may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock and the certificate of designation relating to the series A preferred stock restricts our ability to issue additional series of preferred stock, we may issue such shares in the future. Without the consent of the holders of 75% of the outstanding shares of series A preferred stock, we may not alter or change adversely the rights of the holders of the series A preferred stock or increase the number of authorized shares of series A preferred stock, create a class of stock which is senior to or on a parity with the series A preferred stock, amend our certificate of incorporation in breach of these provisions or agree to any of the foregoing.

The issuance of shares through our stock compensation and incentive plans may dilute the value of existing stockholders.

      We may use stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing stockholders and could result in a decline in the value of our stock price.

Shares may be issued pursuant to our stock plans which may affect the market price of our common stock.

      We may issue stock upon the exercise of options or pursuant to stock grants covering a total of 1,000,000 shares of common stock pursuant to our 2006 long-term incentive plan. We also intend to issue 133,000 shares of restricted stock to certain key employees. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

      The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. We are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions, including the issuance of common stock. Thus, there is no restriction on our issuing common stock or preferred stock without the consent of the holders of our common stock. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure to achieve and maintain effective internal controls in accordance with
Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

      Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We may be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Although we are not aware of anything that would impact our ability to maintain effective internal controls, we have not obtained an independent audit of our internal controls, and, as a result, we are not aware of any deficiencies which would result from such an audit. Further, at such time as we are required to comply with the internal controls requirements of Sarbanes Oxley, we may incur significant expenses in having our internal controls audited and in implementing any changes which are required.

Because of our cash requirements and restrictions in our preferred stock purchase agreement, we may be unable to pay dividends.

      In view of the cash requirements of our business, we expect to use any cash flow generated by our business to finance our operations and growth. Further, we are prohibited from paying dividends on our common stock while the series A preferred stock is outstanding.

Because there is no public market for our common stock, you may have difficulty selling common stock that you own.

      Although we are registered pursuant to the Securities Exchange Act of 1934, we have approximately 55 stockholders and there is no public market for our common stock. None of the presently outstanding shares of common stock may be sold except pursuant to an effective registration statement. We have filed a registration statement to enable our stockholders to sell their shares. Neither the filing nor the effectiveness of the registration statement will assure a public market for our common stock. Accordingly we cannot assure you that there will be any public market for our common stock.

Because we may be subject to the "penny stock" rules, you may have difficulty in selling our common stock.

      If a public market develops for our common stock and if our stock price is less than $5.00 per share, our stock would be subject to the SEC's penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. These rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

      According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

o Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

o Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

o "Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

o Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

o The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of "penny stock" the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

      Although the federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we may not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

      Although we do not make projections relating to our future operating results, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

We may be required to pay liquidated damages because the registration statement of which this prospectus is a part was not declared effective in a timely manner and if we do not maintain a board consisting of a majority of independent directors.

      The registration rights agreement which we executed in connection with the February 2006 private placement required us to file a registration statement by April 25, 2006 and to have the registration statement declared effective by the SEC by August 23, 2006. If we fail to meet either deadline, we are required to issue 2,540 shares of series A preferred stock to the investors for each day that we fail to meet either of the scheduled date or if we fail to keep the registration statement effective thereafter up to a maximum of 1,400,000 shares. Although we filed the initial registration on time, we cannot give any assurance that the registration statement will be declared effective by August 23, 2006.

      The purchase agreement relating to the February 2006 private placement requires us to maintain a board of directors on which a majority of directors are independent directors and an audit committee composed solely of independent directors and the compensation committee with have a majority of independent directors. Although we presently meet these requirements, our failure to continue to meet these requirements could result in our payment of liquidated damages that could be payable in cash or by the issuance of additional shares of series A preferred stock, as the investors shall determine. Our maximum liability under this provision is $396,000.

Because the holder of our warrants have cashless exercise rights, we may not receive proceeds from the exercise of the outstanding warrants if the underlying shares are not registered.

      The holders of our warrants have cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right is not exercisable during the first six months that the warrant is outstanding and thereafter if the underlying shares are subject to an effective registration statement. The six month period ends on August 24, 2006, and, if the registration statement of which this prospectus is a part is not declared effective by August 24, 2006, the holders have the cashless registration rights until the effective date of the registration statement and thereafter if the warrants are not subject to a current and effective registration statement. To the extent that the holders of the warrants exercise this right, we will not receive proceeds from such exercise.

The issuance and sale of the registered common stock could result in a change of control.

      If we issue all of the 20,301,427 shares issuable upon conversion of the series A preferred stock and exercise of the warrants, the 20,401,527 shares of common stock offered by the selling stockholders would constitute approximately 67% of our then outstanding common stock. The percentage would increase to the extent that we are required to issue any additional shares of common stock become upon conversion of the series A preferred stock pursuant to the anti-dilution and adjustment provisions. Any sale of all or a significant percentage of those shares to a person or group could result in a change of control.

                           FORWARD-LOOKING STATEMENTS

      Statements in this prospectus may be "forward-looking statements." Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to generate business on an on-going business, to receive contract awards from the competitive bidding process, maintain standards to enable us to manufacture products to exacting specifications, enter new markets for our services, market and customer acceptance, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling stockholders of their common stock. If the selling stockholders exercise any warrants, we will receive the amount of the exercise price. The maximum total exercise price is approximately $6.8 million, which we would receive only if all of the warrants were exercised at their present exercise prices of $.485 per share as to warrants to purchase 5,610,000 shares and $.727 per share as to warrants to purchase 5,610,000 shares. Any proceeds which we receive from the exercise of the warrants would be used for working capital and general corporate purposes. In the event that we do not reach the required level of EBITDA per share for the year ended March 31, 2007, the exercise prices of the warrants would be reduced by up to 15%, and the total proceeds which we would receive upon exercise of all of the warrants could be reduced by as much as approximately $1.0 million. We cannot assure you that any of the warrants will be exercised.

      Further, the warrants include cashless exercise provisions which, if exercised, would result in the issuance of shares of common stock equal to the value the appreciation of the warrants without payment of any cash consideration. These rights are only exercisable after six months from the date of issuance (February 24, 2006) and only if the underlying shares are not subject to an effective registration statement.

      There are presently outstanding 10,054,000 shares of common stock. If all of the shares of series A preferred stock are converted and all of the warrants are exercised, there will be 30,355,527 shares of common stock outstanding, resulting in significant dilution to our stockholders.

                              SELLING STOCKHOLDERS

      The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of August 15, 2006, the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus, the number of shares owned by the selling stockholders after completion of the offering. No selling stockholder will own any shares of our outstanding common stock upon completion of the offering. The table and the other information contained under the captions "Selling Stockholders" and "Plan of Distribution" has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

                                          Shares Beneficially   Shares Being
Name                                             Owned              Sold
----                                      -------------------   ------------
Barron Partners, LP(1)                         20,301,527        20,301,527
Capital Markets Advisory Group, LLC(2)             72,000            72,000
Mark Allen                                         20,000            20,000
Nelson Broms                                          200               200
Pearl Broms                                           200               200
CFO Managed Fund I, LLC(3)                            200               200
Jeffrey Hicks                                         200               200
Anna Crawford                                         200               200
Christopher Toppin                                    200               200
James McKeever                                        200               200
Antonio A. Yenidjeian                                 200               200
Stephen Hieber                                        200               200
Susan Isley                                           200               200
Gina Pacific                                          200               200
Joanne Leftwich                                       200               200
Emilia P. Cantelio                                    200               200
Mary Ellen Schloth                                    200               200
Brenda Garzi                                          200               200
Joseph Garzi                                          200               200
Gabrielle Guttman                                     200               200
Brittany Moss                                         200               200
Jennifer Rasmussen                                    200               200
Brooke Rodgerson                                      200               200
John Rodgerson                                        200               200
Erika Magnussen                                       200               200
Zoe Hicks                                             200               200
Ellen Hicks                                           200               200
Carol Hicks                                           200               200
Bradley Hicks                                         200               200
Mary Hicks                                            200               200
Taylor Hicks                                          200               200
Jonathan Hicks                                        200               200
Lori Cipot                                            200               200
Tonya Toriari                                         200               200
Sarah Licata                                          200               200
Debra Case                                            200               200
Claire Byl                                            200               200
Kendall Byl                                           200               200
Tracy Byl                                             200               200
Michael Byl(4)                                        200               200
Jean McKeever                                         200               200
Larry Ditkoff                                         200               200
Henry Sargent                                         200               200

----------
(1) Mr. Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners.

(2) Mr. Stephen Hicks has sole voting and dispositive power over the shares beneficially owned by Capital Markets. Although Capital Markets is not a broker-dealer, it is an affiliate of a broker dealer in that Mr. Hicks has a voting and dispositive control of securities owned by Capital Markets and Southridge Investment Group, LLC, a broker-dealer.

(3) Mr. William Schloth has sole voting and dispositive power over the shares beneficially owned by CFO Managed Fund I LLC.

(4)   Mr. Byl is president of Southridge Investment Group, LLC, a broker-dealer.

      None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates, except as follows: In connection with our organization in February 2005, we issued 1,000,000 shares of common stock to Capital Markets for $100.00 and 20,000 shares of common stock to Mark Allen for $2.00. In February 2006, in connection with the reverse acquisition, we purchased 928,000 shares of common stock from Capital Markets for $160,339 and paid $39,661 of debt to Capital Markets. Mr. Allen was president and director of Lounsberry from its organization until the reverse acquisition in February 2006.

      The selling stockholders acquired their shares in private placements in 2005 and 2006.

      On February 24, 2006, we entered into a preferred stock purchase agreement with Barron Partners LP, pursuant to which we sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock, and five-year warrants to purchase an aggregate of 5,600,000 shares of common stock at $.57 per share and 5,600,000 shares of commons stock at $.855 per share. The series A preferred stock was initially convertible into 7,719,250 shares of common stock, subject to adjustment. Because our EBITDA for the year ended March 31, 2006 was less than $.04613 per share, (i) the conversion price of the series A preferred stock reduced from $.285 to $.24225, a 15% reduction, with the result that the series A convertible preferred stock became convertible into 9,081,527 shares of common stock, and (ii) the exercise prices of the warrants were reduced by 15% -- from $.57 to $.4845 and from $.855 to $.7268.

      The conversion rate of the series A preferred stock and the exercise prices of the warrants are subject to further adjustment if our EBITDA per share, on a fully-diluted basis, is less than $.08568 per share for the year ended March 31, 2007, based on the percentage shortfall from $.08568 per share, up to a maximum reduction of 15%. The adjustment could result in an increase in the maximum number of shares of common stock being issued upon conversion of the series A preferred stock from 9,081,527 to 10,684,150 shares of common stock and a further reduction in the exercise price of the warrants from $.4845 to $.4118 and from $.7268 to $.6177 per share.

      The shares of common stock being offered by Barron Partners represent the shares of common stock issuable upon conversion of the series A preferred stock and warrants that were issued in the February 2006 private placement.

      The purchase agreement, the certificate of designation relating to the series A preferred stock and the warrants all provide that the preferred stock cannot be converted and the warrant cannot be exercised to the extent that the number of shares of common stock held by the selling stockholder and his affiliates after such conversion or exercise would exceed 4.9% of the outstanding common stock. Beneficial ownership is determined in the manner provided in Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13d-3 of the SEC thereunder. This provision, which cannot be modified, limits the ability of the holders of the series A preferred stock and warrants to convert their shares of series A preferred stock and exercise their warrants. Based on our outstanding common stock on April 20, 2006, Barron Partners would not be able to convert series A preferred stock or exercise warrants for more than 378,234 shares of common stock. As the number of shares of common stock increases, whether upon conversion of series A preferred stock, exercise of warrants or for any other reason, the number of shares which could be issued under this limitation will increase. In the event that any holder of the series A preferred stock or the warrants issued in the February 2006 private placement transfers shares of series A preferred stock or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation.

      Pursuant to the preferred stock purchase agreement relating to the issuance of the series A preferred stock and warrants in the February 2006 private placement:

o We and Barron Partners entered into a registration rights agreement pursuant to which we agreed to file, within 60 days after the closing, the registration statement of which this prospectus is a part, and have the registration statement declared effective within 120 days thereafter, which is August 24, 2006. We will be required to issue 2,540 shares of series A preferred stock for each day of the delay in filing or and each date after the required effective date up to a maximum of 1.4 million shares of series A preferred stock. Barron Partners has agreed to conditionally waive any liquidated damages that accrue through October 31, 2006, if either (a) the real estate which is owned by a related party and the related mortgage liability but which are required to be reflected as our assets and liability under generally accepted accounting principles is removed from our books by October 31, 2006, or (b) if, by October 31, 2006, we receive and exercise an option to purchase the real estate for $3.2 million plus out-of-pocket costs incurred in refinancing the mortgage. See "Certain Relationships and Related Transactions." Since the registration statement did not become effective by August 24, 2006, unless one of the conditions is met, we will be required to issue additional shares of Series A Preferred Stock as liquidated damages.

o     The investors have the right to participate in any future financing.

o We are required to maintain a majority of independent directors and independent audit and compensation committees.

o With certain limited exceptions, if we issue stock at a purchase price or warrants or convertible securities at an exercise or conversion price which is less than the conversion price of the series A preferred stock or the exercise price of the warrants, the conversion price and exercise price will be reduced to such lower price.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. Our common stock is not presently traded on any market, and none of our outstanding shares may be sold except pursuant to a registration statement. As a result, it will be necessary for the selling stockholders to sell a portion of their shares if a market is to be created. The selling stockholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be. Because there is no trading market in our common stock as of the date of this prospectus, the selling stockholders will sell shares at prices ranging from $.75 to $1.50 per share until a public market develops for the common stock. Once a public market develops for the common stock, the selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately negotiated transactions, including gifts;

o     covering short sales made after the date of this prospectus.

o pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

o     a combination of any such methods of sale; and

o     any other method of sale permitted pursuant to applicable: law.

      Barron Partners may also sell shares issuable upon conversion of the series A preferred stock pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus, commencing February 24, 2007.

      The SEC has taken the position that any shares that are acquired from a shell company that is not engaged in any business activities cannot be sold pursuant to Rule 144 or 144A and can only be sold pursuant to a registration statement. Since the selling stockholders, other than Barron Partners, acquired their shares at a time that we were a so-called blank-check shell corporation, they are unable to sell their shares pursuant to Rule 144 or 144A and must sell their shares pursuant to this prospectus.

      Because of the limitation whereby Barron Partners cannot hold more than 4.9% of our stock, there is a limit on the number of shares that Barron Partners may sell at any time.

      See "Selling Stockholders" for information concerning the restriction on the right of the holders of the series A preferred stock and certain of the warrants to convert the shares of series A preferred stock and to exercise warrants if such conversion or exercise would result in the holder and his or its affiliates beneficially owning more than 4.9% of our common stock.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by them and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling stockholder of the series A preferred stock, warrants or the common stock issuable upon conversion or transfer the series A preferred stock or warrants other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

      If any broker-dealers act as underwriters in connection with the sale by the selling stockholder of their shares, it will be necessary for us to update this prospectus to provide information relating to such broker-dealers. In this connection, it will be necessary for us to file a supplement or a post-effective amendment to reflect, among other things, the identity of the broker-dealers acting as underwriters and the terms of the underwriting.

      We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      There is no market for our common stock

      As of July 31, 2006, we had approximately 55 record holders of our common stock.

      We have not paid dividends on our common stock, and the terms of certificate of designation relating to the creation of the series A preferred stock prohibit us from paying dividends. We plan to retain future earnings, if any, for use in our business. We do not anticipate paying dividends on our common stock in the foreseeable future.

      As of July 31, 2006, we had the following shares of common stock reserved for issuance:

o     9,081,527 shares issuable upon conversion of the series A preferred stock.

o 11,220,000 shares issuable upon exercise of the warrants issued to Barron Partners.

o 1,000,000 shares issuable upon exercise of stock options or other equity-based incentives pursuant to our 2006 long-term incentive plan, which is subject to stockholder approval. We intend to file a registration statement on Form S-8 with respect to the shares of common stock issuable pursuant to this plan.

o     13,000 shares to be issued as restricted stock grants to key employees.

      No shares of common stock are presently saleable pursuant to Rule 144 and no shares of common stock may be sold pursuant to Rule 144 prior to February 24, 2007.

      The agreement pursuant to which we issued 7,997,000 shares of common stock, as described in "Certain Relationships and Related Transactions," provides that these stockholders may not sell these shares for a period of twelve months following the closing. Thereafter, none of these stockholders shall sell more than 10% of his or her shares in the public market in the twelve-month period following the expiration of the lock-up period or more than an additional 10% of his shares during the following twelve-month period. Commencing January 31, 2007, the holders have demand and piggyback registration rights. The Company is not subject to any liquidated damages in the event that Company fails to satisfy its obligations to register the shares.

      Pursuant to a subscription agreement, we sold 1,700,000 shares of common stock to an accredited investor for $500,000 on February 24, 2007. Commencing January 31, 2007, the investor has demand and piggyback registration rights. The Company is not subject to any liquidated damages in the event that Company fails to satisfy its obligations to register the shares.

Equity Compensation Plan Information

      The following table summarizes the equity compensation plans under which our securities may be issued as of July 31, 2006.

                                           Number of securities to be       Weighted-average        Number of securities
                                             issued upon exercise of       exercise price of       remaining available for
                                            outstanding options and     outstanding options and     future issuance under
Plan Category                                      warrants                     warrants          equity compensation plans
-------------                              --------------------------   -----------------------   -------------------------
Equity compensation plans approved by                    -0-                         --                          --
security holders
Equity compensation plan not approved by             150,000                      $.285                     863,000
security holders

      The 2006 long-term incentive plan was approved by the board of directors, subject to stockholder approval, and the outstanding options are subject to stockholder approval of the plan. The plan has not yet been submitted to the stockholders for their approval.

      See "Selling Stockholders" for information relating to the sale of unregistered securities during the year ended December 31, 2005.

      On February 24, 2006, we entered into an agreement with Capital Markets, which was then our principal stockholder, pursuant to which we purchased 928,000 shares of common stock from Capital Markets for $160,339, and paid $39,661 of debt to Capital Markets, using the proceeds from the sale of series A preferred stock. The purchase was made contemporaneously with the acquisition of Ranor.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      The following discussion of the results of our operations and financial condition should be read in conjunction with our financial statements and the related notes, which appear elsewhere in this prospectus. The following discussion includes predictive statements. For a discussion of important factors that could cause actual results to differ from results discussed in the predictive statements, see "Forward Looking Statements."

Overview

      We operate in one distinct business - fabrication, precision machining and engineering of metal products up to 100 tons. Most of the products are fabricated from raw metal plate or forgings. Materials used in the manufacturing of our products are either supplied by our customers or acquired from raw material suppliers we have worked with for many years. Our clients are generally in industries associated with the nuclear, aerospace, commercial and defense industries and national laboratories. Payment terms associated with each project often include progress payments and occasionally include deposits. Generally, payment terms are 30 to 45 days from the invoice date. Some of the work we perform for our customers is a part of government appropriation packages, and therefore, subject to the Miller Act, requiring the prime contractors (our customers) to pay all subcontractors under contracted purchase agreements first.

      These products are manufactured for our clients under build-to-print agreements. Work is performed by our personnel under firm contracted purchase orders, for each project undertaken at the facility. Our work is contracted under terms that require down payments for the acquisition of materials. Additionally, depending on the length of a given project, some contracts require progress payments based on major milestones of work completed.

      Ranor, together with its predecessor, has been in business since 1956. Ranor's predecessor was sold by its founders in 1999 to Standard Automotive Corporation through its subsidiary Critical Components Corporation. From June 1999 until August 2002, Ranor's predecessor, which was also named Ranor, was operated by Critical Components. In December 2001, Standard filed for protection under the Bankruptcy Code and Ranor's predecessor operated under Chapter 11 until on or about the quarter ended June 30, 2002. Subsequently, all Standard's holdings were sold. In 2002, Ranor acquired the assets of its predecessor from the bankruptcy estate. As a result of the bankruptcy of Standard's subsidiary, customers were initially reluctant to use our services. In recent years, as both the market for our services has improved and we demonstrated to our customers that we have both the financial and manufacturing ability to meet their specifications and time requirements, we have been able to improve both our revenue and our gross margin, although not necessarily on a quarter to quarter basis.

      In recent years, the capital goods market experienced a slow down due to both the industry over-build of product in the late 1990's and the events of September 11, 2001. As noted in the preceding paragraph, the development of our business was further affected by the bankruptcy of Standard. However, based on recent project inquiries, recent projects awarded and current customer demands for our services, we believe the market has rebounded and that we are finding increased acceptance of our services.

      A significant portion of our revenue is generated by a small number of customers who differ from period to period as we complete work on projects or commence new projects for other customers. In the quarter ended June 30, 2006, two customers accounted for approximately 38% of our revenue. year ended March 31, 2006, two customers accounted for approximately 28% of our revenue. The two largest customers for the quarter ended June 30, 2006 were not 10% customers for the year ended March 31, 2006, and the two largest customers for the year ended March 31, 2006 were not 10% customers for the year ended March 31, 2005. Our contracts generally result from negotiation and from bids made pursuant to a request for proposal. Our ability to receive contract awards is dependent upon the contracting party's perception of such factors as our ability to perform on time, our history of performance and our financial condition. We believe that there is an increasing demand for our services and we see that demand increasing at least in the near term, notwithstanding the decline in revenue from the quarter ended June 30, 2005 to the quarter ended June 30, 2006.

      Because our revenues are derived from the sale of goods manufactured pursuant to a contract, and we do not sell from inventory, it is necessary for us to constantly seek new contracts. The products that we produce are generally for one or a limited number of units, and once we complete our work on a contract, we generally do not receive subsequent orders for the same product. We receive contracts both by negotiation and through bids. When we bid for a contract, we may not receive the contract award. Thus, there may be a time lag between our completion of one contract and commencement of work on another contract. During this period, we will continue to incur our overhead expense but with lower revenue. Furthermore, changes in the scope of a contract may impact the revenue we receive under the contract and the allocation of manpower. During the quarter ended June 30, 2006, we suffered a decline in revenue as a result of changes in the scope and timing of two contracts. On one contract, the scope of the work was affected by a partial termination of the contract resulting from design problems by the customer that were discovered after the delivery of the first unit of product. On the second contract the customer delayed the project to make changes in the final drawing relating to the products being manufactured and there were delays in our receipt of raw materials supplied by the customer. We expect to recognize revenue from this project in a subject quarter of the current fiscal year. We have received a subsequent order for this project following the customer's revision of the design.

      Although we provide manufacturing services for large governmental programs, we usually do not work directly for agencies of the United States government. Rather, we perform our services for large governmental contractors and large utility companies. However, our business is dependent in part on the continuation of governmental programs which require the services we provide.

      We lease our facilities from WM Realty Management LLC, which is an affiliated entity, to whom we sold the real property in February 2006. Because WM Realty Management is an affiliated entity and our lease with WM Realty Management is the sole source of funding for WM Realty Management, under generally accepted accounting principles, the real estate is treated as being owned by us and WM Realty Management's mortgage obligations are treated as our obligations. See "Variable Interest Entity." Our financial condition, principally our working capital, is affected by the terms of WM Realty Management's mortgage. WM Realty Management financed its purchase of the property with a six-month mortgage, which initially matured on August 1, 2006. WM Realty Management has obtained a one-month extension and the right to two additional one-month extensions. Since the mortgage obligation is a short-term liability of $3,200,000 at June 30, 2006 and $3,300,000 at March 31, 2006, our
working capital is affected by this mortgage, even though we have no financial obligation under the mortgage, our only obligation being our lease obligations. As a result, we had a deficiency in working capital of $35,063 at June 30, 2006. We have been advised by WM Realty Management that it is seeking to replace its current mortgage with long-term financing. To the extent that WM Realty Management is successful in obtaining long-term financing, our working capital will improve.

Critical Accounting Policies

      The preparation of the Company's financial statements conform to the generally accepted accounting principles in the United States and requires our management to make assumptions, estimates and judgments that effect the amounts reported in the financial statements, including all notes thereto, and related disclosures of commitments and contingencies, if any. We rely on historical experience and other assumptions we believe to be reasonable in making our estimates. Actual financial results of the operations could differ materially from such estimates. There have been no significant changes in the assumptions, estimates and judgments used in the preparation of our audited 2006 financial statements from the assumptions, estimates and judgments used in the preparation of our 2005 audited financial statements.

Revenue Recognition and Costs Incurred

      We derive revenues from (i) the fabrication of large metal components for our customers; (ii) the precision machining of such large metal components, including incidental engineering services, and (iii) the installation of such components at the customers' locations when the scope of a given project requires such installations.

      Revenue and costs are recognized on the units of delivery method. This method recognizes as revenue the contract price of units of the product delivered during each period and the costs allocable to the delivered units as the cost of earned revenue. Costs allocable to undelivered units are reported in the balance sheet as inventory. Amounts in excess of agreed upon contract price for customer directed changes, constructive changes, customer delays or other causes of additional contract costs are recognized in contract value if it is probable that a claim for such amounts will result in additional revenue and the amounts can be reasonably estimated. Revisions in cost and profit estimates are reflected in the period in which the facts requiring the revision become known and are estimable.

      Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined and are reflected as reductions of the carrying value of the costs incurred on uncompleted contracts. Costs incurred on uncompleted contracts consist of labor, overhead, and materials. Work in process is stated at the lower of cost or market and reflect accrued losses, if required, on uncompleted contracts.

Variable Interest Entity

      We have has consolidated a variable interest entity that entered into a sale and leaseback contract with us to conform to FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). We have also adopted the revision to FIN 46, FIN 46R, which clarified certain provisions of the original interpretation and exempted certain entities from its requirements.

Income Taxes

      Our fiscal year ends on March 31st. We provide for federal and state income taxes currently payable, as well as those deferred because of temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable and or settled. The effect of the change in the tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income taxes to the amount that is more likely than not to be realized. As of March 31, 2005, we had net operating loss carry-forwards approximating $3,470,000. Pursuant to Section 382 of the Internal Revenue Code, utilization of these losses may be limited in the event of a change in control, as defined in the Treasury Regulations. The change in ownership resulting from our acquisition of Ranor will limit our ability to use the loss carryforwards.

Reverse Acquisition

      On February 24, 2006, we acquired all of the capital stock of Ranor in a transaction which is accounted for as a reverse acquisition, with Ranor being treated as the acquiring company for accounting purposes and the transaction being treated as a recapitalization. As a result, the costs of the acquisition are charged to capital. The results of operations and cash flow relating to periods prior to February 24, 2006 reflect the results of operations and cash flows of Ranor.

Non-GAAP Information

      We refer to EBITDA, which is a non-GAAP performance measure, because our agreement with Barron Partners uses EBITDA as a measure for determining whether there is an adjustment in the conversion price of the series A preferred stock or the exercise price of the warrants. EBITDA is determined by adding to net income the amount deducted for interest, taxes, depreciation and amortization. The following table shows the relationship between net income and EBITDA for the years ended March 31, 2006 and 2005 (dollars in thousands).

                                       Three Months Ended         Year ended
                                            June 30,              March 31,
                                       ------------------   --------------------
                                          2006    2005         2006      2005
                                          ----    ----        ------   ------
Net (loss)                                (75)     128         (428)   (1,144)
Plus interest (net)                       183      280        1,098     1,113
Plus taxes                                 --        3           42         4
Plus depreciation and amortization        256      103          472       408
EBITDA                                    364      514        1,184       381

New Accounting Pronouncements

      In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of Accounting Research Bulletin ("ARB") No. 43, Chapter 4." The amendments made by Statement 151 clarify that, abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during the fiscal years beginning after June 15, 2005.

      In December 2004, The FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). The amendments made by SFAS 153 as based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided for an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carry over basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transaction. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provision of this statement shall be applied prospectively.

      In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment." Statement 123R will provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123R covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. Statement 123R replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities that are small business issuers will be required to apply Statement 123R as of the first interim or annual reporting period of the first fiscal year that begins after December 15, 2005. Prior to the reverse acquisition, we did not grant any options or equity-based incentives. To the extent that we grant such options or other equity-based incentives, the value thereof will be included as a general and administrative expense.

      We expect that the adoption of the foregoing new statements will not have a significant impact on our financial statements.

Results of operations

      The following table sets forth information from our statements of operations for the three months ended June 30, 2006 and 2005 and the year ended March 31, 2006 and 2005, in dollars and as a percentage of revenue (dollars in thousands):

                                                    (Dollars in thousands)
                           -----------------------------------------------------------------------
                              Three Months Ended June 30,              Year Ended March 31,
                           ---------------------------------   -----------------------------------
                                 2006              2005              2006               2005
                           ---------------   ---------------   ----------------   ----------------
Net sales                  $4,199   100.00%  $5,417   100.00%  $20,266   100.00%  $14,270   100.00%
Cost of sales               3,410    81.20%   4,504    83.10%   17,633    87.00%   12,632    88.52%
Gross Profit                  789    18.78%     913    16.86%    2,634    13.00%    1,634    11.48%
Selling, general and
  administrative              681    16.22%     505     9.32%    1,905     9.41%    1,665    11.67%
Income (loss) from
operations                    108     2.56%     409     7.54%      726     3.58%      (27)   -0.19%
Interest Expense             (183)   -4.36%    (280)   -5.17%   (1,108)    5.47%   (1,121)   -7.86%
Other income (loss)            --      .01%       3     0.06%       (4)    0.02%        8     0.06%
Loss before income taxes      (75)   -1.80%     131     2.42%     (386)   -1.90%   (1,140)   -7.99%
Provision for income
  taxes                        --      .00%       3     0.06%       42     0.21%        4     0.03%
Net loss                      (75)   -1.80%     128     2.37%     (428)   -2.11%   (1,144)   -8.02%

Three Months Ended June 30, 2006 and 2005

      Sales in the quarter ended June 30, 2006 decreased $1,218,308, or 29%, to $4,198,530, compared to $5,416,838 for the quarter ended June 30, 2005. This decrease in sales reflected changes in two contracts. In one contract, after the delivery of the initial product, the customer discovered problems resulting from the design of the product by the customer. As a result, the customer postponed the project until the product was redesigned. The impact of this termination was a $903,000 loss in revenue for the quarter, which represents the revenue which we would have recognized if we had delivered the units of product which had been scheduled for the quarter. Another customer delayed a project in order to revise its drawing for the final phase of the project. In addition, the project required raw materials from the customer, and these materials were supplied late. The impact of this delay was $434,000 loss in revenue for the quarter, which we expect to recognize in a subsequent quarter.

      Our cost of sales for the quarter ended June 30, 2006 decreased $1,093,681, to $3,410,005, a decrease of 32%, from $4,503,686 for quarter ended
June 30, 2005. This decrease was greater than the decrease in sales, resulting in an improvement in the gross margin from 16.86% to 18.78%. In the quarter ended June 30, 2005, we carried more employees than we required under our then current contracts. We have reduced our staff, which has enabled us to operate more efficiently.

      Selling, administrative and other expenses for quarter ended June 30, 2006 were $680,926, compared to $504,639 for quarter ended June 30, 2005, an increase of $176,287, or 26%. Significant components of selling, general and other expenses for June 30, 2006 include $265,542 of salaries and related payroll taxes, $31,871 of travel and entertainment expenses and $99,908 for legal and accounting fees, compared with $366,137 of salaries and related payroll taxes, $21,581 of travel and entertainment expenses and $68,432 for legal and accounting fees for quarter ended June 30, 2005. Amortization expenses for quarter ended June 30, 2006 were $150,477. The expenses relate to the current liability for the mortgage on the real estate on which our facilities are located. We did not incur any amortization expenses in the quarter ended June 30, 2006.

      Interest expense for the quarter ended June 30, 2006 was $183,239 compared to $280,300 for the quarter ended June 30, 2005. The decrease in interest expense reflects a decrease in debt as a result of the payment of debt to related parties, which was paid on February 24, 2006. The outstanding debt to the related parties was approximately $8,000,000 throughout fiscal 2005 and during fiscal 2006 through February 24, 2006. At June 30, 2006, our debt was $7,075,119, including the $3,200,000 mortgage debt of WM Realty Management.

      As a result of the foregoing, our net loss for the quarter ended June 30, 2006 period was $75,428, or $.05 per share (basic and diluted), as compared to net income of $128,127, or $.02 per share (basic and diluted), for quarter ended June 30, 2005.

Years Ended March 31, 2006 and 2005

      Sales in the year ended March 31, 2006 ("fiscal 2006") increased $5,996,420, or 42%, to $20,266,402, compared to $14,269,982 for the year ended
March 31, 2005 ("fiscal 2005"). This increase reflected both an improvement in the market for our services following a downturn in this market in response to the events of September 11, 2001 and a continued acceptance of us as a supplier following the bankruptcy of Standard Automotive.

      Our cost of sales for the fiscal 2006 increased $5,000,936, to $17,632,576, an increase of 40%, from $12,631,640 for fiscal 2005. This increase was less than the increase in sales, resulting in an improvement in the gross margin from 11.4% to 13%. The increase resulted from more efficient operations. In fiscal 2005, we were not able to utilize our manufacturing personnel efficiently. We were staffed to manufacture more products than we had orders but retained the skilled workforce and had them work on indirect projects. As a result of our better utilization of our manufacturing personnel in fiscal 2006, our indirect labor, as a percentage of sales, decreased from 13.1% to 10.3%.

      Selling, administrative and other expenses for fiscal 2006 were $1,907,746, compared to $1,664,848 for fiscal 2005, an increase of $242,898, or
15%. Significant components of selling, general and other expenses for fiscal 2006 include $1,402,059 of salaries and related payroll taxes, $64,099 of travel and entertainment expenses and $79,787 for legal and accounting fees, compared with $1,203,273 of salaries and related payroll taxes, $32,748 of travel and entertainment expenses and $61,607 for legal and accounting fees for fiscal 2005.

      Interest expense during fiscal 2006 was $1,107,902 compared to $1,121,487 for fiscal 2005. The decrease in interest expense reflects a decrease in debt as a result of the payment of debt to related parties, which was paid on February 24, 2006. The outstanding debt to the related parties was approximately $8,000,000 throughout fiscal 2005 and during fiscal 2006 through February 24, 2006. The interest charge for fiscal 2006 includes interest of $222,944 payable on debt to the former preferred stockholders which was cancelled in connection with the reverse acquisition. At March 31, 2006, our debt was $7,319,401.

      As a result of the foregoing, our net loss for fiscal 2006 period was $428,148, or $.05 per share (basic and diluted), as compared to a loss of $1,143,800, or $.14 per share (basic and diluted), for fiscal 2005.

Liquidity and Capital Resources

      At June 30, 2006, we had a deficiency in working capital of $35,063, as compared with working capital of $91,264 at March 31, 2006. Our cash position was $679,845 at June 30, 2006 and $676,553 at July 31, 2006. Our working capital reflects a $3,200,000 current liability representing the mortgage debt by WM Realty Management LLC under its mortgage. This mortgage was initially due on August 1, 2006, and WM Realty Management has obtained a one-month extension with the right to two additional one-month extensions. Pursuant to FASB Interpretation No. 46, we are required to include the real property that we sold to WM Realty Management at our historical cost and record the liability as a current liability on our balance sheet. We understand that WM Realty Management is seeking to refinance the mortgage. If the mortgage is refinanced pursuant to a long-term mortgage, the long-term portion of the mortgage will be treated as a long-term liability which will result in an improvement in our working capital.

      On February 2006, in connection with the reverse acquisition, the purchase price we paid was $9.25 million plus an amount equal to Ranor's cash position in excess of $250,000, which was $813,000, less a closing adjustment of $54,000, less the principal and interest on notes held by Ranor's preferred stockholders, which was paid at closing. We also used $240,000 of Ranor's remaining cash as part of the amount due to the former stockholders/noteholders. These payments were made by Ranor, which reduced its cash balance to $10,000. We paid a total of $10,063,000 to pay the notes to the former Ranor stockholders, as well as the purchase price for the shares of preferred stock and common stock. Of this amount, $8,000,000 was paid on account of the principal of the notes and $975,000 on account of interest on the notes. We also deposited $925,000 as an escrow reserve for any potential liability that the sellers may have for breach of their representation and warranties. The total amount allocated to the capital stock was $163,000, of which $10,000 was paid to the stockholders and $153,000 was applied to the stockholder's expenses. In addition, any money paid to the stockholders from the escrow will be allocated to purchase price of the preferred stock.

      We financed the payments to the former Ranor stockholders and note holders, together with our closing costs, from the following sources:

o $2,200,000 from the sale of series A preferred stock and warrants to Barron Partners, pursuant to a securities purchase agreement.

o $500,000 from the sale of common stock to an investor pursuant to a subscription agreement.

o     $4,000,000 from a bank loan.

o $3,000,000 from the sale of real estate to WM Realty Management, an affiliated party, which financed its purchase with a $3,300,000 mortgage loan.

o     $1,053,000 from Ranor's cash balance on the closing date.

      Although we incurred $4,000,000 in bank debt and, pursuant to FIN 46, the $3,200,000 in mortgage debt which is owed by a related party special purpose entity, the former debt to the related parties in the amount of approximately $10,000,000 was settled for payments totaling $8,975,000 of which $8,000,000 was principal and $975,500 was interest. In addition, interest of $222,944 to the former stockholders was cancelled. The cancellation is reflected as a credit to capital in excess of par value. The outstanding debt prior to the reverse acquisition included $2,000,000 of mandatory redeemable preferred stock which was reflected as debt at March 31, 2005.

      The loan and security agreement with Sovereign Bank, pursuant to which we borrowed $4,000,000 on a term loan basis and have a $1,000,000 revolving credit facility, requires Ranor to maintain a ratio of earnings available for fixed charges to fixed charges of at least 1.2 to 1, commencing June 30, 2006, and an interest coverage ratio of at least 2:1. The interest coverage ratio is the ratio of earnings before interest and taxes to current interest payments. The agreement also limits our capital expenditures to $500,000 per year. The note is payable in 28 quarterly installments of $142,847. The note bears interest at 9% per annum through December 31, 2010 and at prime plus 1 1/2% thereafter. The revolving note bears interest at prime plus 1 1/2%. At March 31, 2006 and June 30, 2006, there were no borrowings under the revolving note. At June 30, 2006 the principal balance due on our term loan to Sovereign Bank was$3,857,119.

      The securities purchase agreement pursuant to which we sold the series A preferred stock and warrants to Barron Partners provides that, for two years after the closing, which is the period ending February 24, 2008, we will not incur indebtedness equal to more than three times EBITDA for the preceding four quarters. The agreement also gives Barron Partners a right of first refusal on future equity financings, which may affect our ability to raise funds from other sources if the need arises.

      For the quarter ended June 30, 2006, we had cash flow from operations of $450,952, which is an improvement from the year ended March 31, 2006, in which we had negative cash flow from operations of $650,767. We attribute this improvement to our ability to operate more efficiently, which is reflected in our improved gross margin in the quarter ended June 30, 2006 notwithstanding a decline in revenue. However, as a result of the reverse acquisition, we have additional expenses resulting from being a public company and we pay annual compensation of $200,000 pursuant to a management agreement with Techprecision. Offsetting these cost increases is the elimination of compensation that was paid to the former stockholders of Ranor.

      In the normal course of our business, we require funds to enable us to complete our contracts. We generally receive customer progress payments to purchase raw materials required for the contract, and fund our operations from working capital. Contemporaneously with the reverse acquisition, we entered into an agreement with Sovereign Bank pursuant to which we borrowed $4,000,000 on a term loan basis, and we obtained a $1,000,000 revolving credit facility. We used the net proceeds from the $4,000,000 term loan to pay a portion of our obligations to the former Ranor stockholders under the Ranor stock purchase agreement.

      While we believe that the $1,000,000 revolving credit facility, which remained unused as of June 30, 2006, and our cash flow from our operations should be sufficient to enable us to satisfy our cash requirements at least through the end of fiscal 2007, it is possible that we may require additional funds. In the event that we make an acquisition, we may require additional financing for the acquisition. However, we do not have any current plans for any acquisition, and we cannot give any assurance that we will make any acquisition. We have no commitment from any party for additional funds; however, the terms of our agreement with Barron Partners, particularly Barron Partners' right of first refusal, may impair our ability to raise capital in the equity markets.

                                    BUSINESS

      We produce large metal fabrications and perform precision machining operations for large military, commercial, nuclear, shipbuilding, industrial, aerospace and alternative energy applications. Our principal services are large metal fabrications, machining and engineering. Each of our contracts covers a specific product. We fabricate nuclear grade steel casks, canisters and housings for the transportation and storage of radioactive materials; we produce large fabrications for Navy aircraft carriers, submarines and commercial vessels, and we manufactures pulp and paper machinery, gas turbine power generation equipment, oil refinery and utilities equipment and alternative energy products. We are one of two companies currently capable of machining one-piece aluminum domes to exact close tolerance specifications. We do not mass-produce any products or distribute such products on the open market.

      We perform most of our service pursuant to "build to print" contracts, which means that we must manufacture products in accordance with very exacting specification. These contracts are generally awarded in a bidding process. Because of the nature of the products that we manufacture, there is a very low tolerance for error. We will also help our clients to develop their projects by providing engineering along with research and development services.

Products

      All of our products are built pursuant to contracts. Because we have lifting capacity up to 100 tons, we have the ability to manufacture very large products that must be fabricated in a single piece. Because of the nature of our facility we can manufacture a wide range of products, and we do not have any typical products that we sell. The following are examples of recent manufacturing contracts and show the range of products that we have produced.

      We manufactured, tested and installed a target chamber mirror structure installation for a national laboratory customer. This installation is used in the quest to understand nuclear fusion.

      We produced the full-scale prototype of the first direct drive main propulsion engine that was selected for use on the DDX destroyer for one of our industrial customers.

      We have been the sole source for a major defense contractor for the manufacture of housings for the defense contractor's sonar system. This system is currently being retro-fitted onto the Navy's fleet of nuclear submarines.

      We presently provide fabricating and machining services to a division of another major defense contractor. We produce primary shield tank heads, sonar system pods and fairings, and a variety of other components.

      One of our customers provides a complete nuclear waste storage system to commercial nuclear power plants. We manufacture lifting equipment for this company to use in the storage system.

      Another customer is currently involved in a variety of commercial nuclear reactor repair and overhaul projects. We manufactured several components needed to support this work.

      For a customer that manufactures machinery used to build solar panels for power generation, we manufacture critical components for this machinery.

      Another customer manufactures machinery that produces plastic sheets which have a range of possible uses from garbage bags to covers for landfill projects. We fabricate components, and we machine large die sets for these machines.

Source of Supply

      Our operations are partly dependent on the availability of raw materials. Since we manufacture products for our customers in accordance with their specific requirements, the raw materials we require vary from contract to contract. We have multi-year relationships with a number of our suppliers, but we do not have any long-term supply contracts with any suppliers. Rather, we purchase our raw materials pursuant to purchase orders that we place with our suppliers, based on the specific requirements for our contracts. We undertake projects that are metal fabrications and machining of various traditional and special alloys such as inconel, titanium and high tensile strength steels, and the customer frequently provides us with the raw material. We have worked with a number of different metal suppliers over the years to obtain these materials. Although some materials (due to their alloy compositions) require long lead times to obtain, we have never experienced a shortage of any of these materials.

Environmental Compliance

      As a manufacturer, we are subject to compliance with federal, state and local environmental laws and regulations that involve the use, disposal and cleanup of substances regulated by those laws and we are subject to periodic inspections. In May 2004, we were requested to undertake a response and remedial action to cleanup environmental issues discovered during an onsite inspection by the Commonwealth of Massachusetts Office of Environmental Affairs. We signed a consent order in October 2004, paid a fine of $7,800 and proceeded to correct the deficiencies. The cost of environmental compliance was $86,975 for the year ended March 31, 2006 and $3,562 for the year ended March 31, 2005. In addition, we need to construct a shed to store scrap materials in order to protect the surrounding soil from any seepage. We estimate the cost of this construction at approximately $100,000.

      In connection with the reverse acquisition, the former stockholders of Ranor made representations concerning, among other matters, Ranor's compliance with environmental law and regulations, and agreed to indemnify us for breaches of representations under the agreement. The agreement provides for a $925,000 escrow reserve to cover any damages that we may sustain as a result of breaches of the representations and warranties.

Marketing

      A significant portion of our contracts result from the competitive bidding process, which are frequently limited to pre-qualified bidders. Most of our sales inquiries are from existing customers. We have a marketing team of six, including a sales manager and five technical personnel which markets our services as well as our qualifications to both existing and potential customers through personal contacts and trade shows. We also engage an independent sales representative.

Principal Customers

      We do not have long-term contracts with any customer, and major contracts with a small number of customers account for a significant percentage of our revenue. Our customers include many of the major domestic defense and aerospace companies. Because our services are rendered pursuant to separate contracts for separate projects, our customer list changes significantly from year to year. Two different customers accounted for more than 10% of our revenue in each of the years ending March 31, 2006 and March 31, 2005. Our two largest customers for the year ended March 31, 2006 were a national laboratory, from which we recognized revenue of approximately $3.0 million (14.6% of revenue), and a defense contractor, from which we recognized revenue of approximately $2.6 million (12.9%). For the year ended March 31, 2005, we recognized revenue of approximately $2.7 million (18.8%) from a nuclear customer and approximately $1.6 million (11.0%) from a commercial customer.

Competition

      We face competition from a number of domestic and foreign manufacturers. No one company dominates the industry, although many of our competitors are larger, better known and have greater resources then we. Since many of our contracts are awarded through a bidding process, our ability to win an award is dependent upon a number of factors, including the price and our ability to manufacture the products in accordance with specifications and the customer's time requirements, for which our reputation as a quality manufacturer is crucial. For certain products, being a domestic manufacturer may be a factor. For other products, we may be undercut by foreign manufacturers who have a lower cost of production. If a contracting party has a relationship with a vendor and is required to place a contract for bids, the preferred vendor may provide or assist in the development of the specification for the product which may be tailored to that vendor's products. In such event, we would be at a disadvantage in seeking to obtain that contract.

Government Regulations

      Although we do not have any contracts with government agencies, some of our manufacturing services are provided as a subcontractor to a government contractor. As a result, we are subject to government procurement and acquisition regulations. Under these regulations, the government has the right of termination for the convenience of the government and certain renegotiation rights as well as a right of inspection. Some of the work we perform for our customers are part of government appropriation packages, and therefore, subject to the Miller Act, requiring the prime contractors (our customers) to pay all subcontractors under contracted purchase agreements first. Because of the nature and use of our products, we are subject to compliance with quality assurance programs, which are a condition for our bidding on government contracts and subcontracts. We believe we are in compliance with these programs.

Intellectual Property Rights

      We have no patent rights. In the course of our business we develop proprietary know-how for use in the manufacturing process. Although we have non-disclosure policies, we cannot assure you that we will be able to protect our intellectual property rights. We do not believe that our business requires patent or similar protection. Because of the nature of our business as a contract manufacturer, we do not believe that lack of ownership of intellectual property will adversely affect our operations.

Research and Development

      In the course of our business we do not incur any significant research and development expenses. To the extent that our services for a customer include product design or development, the customer pays for such services.

Personnel

      We currently employ 130 employees, of which 19 are administrative, eight are engineering and approximately 103 are manufacturing personnel. All of our employees are full time. None of our employees is represented by a labor union, and we believe that our employee relations are good.

Legal Proceedings.

      We are not a defendant in any material legal proceedings.

Property.

      We lease from WM Realty Management, LLC, which is an affiliated company, an approximately 136,000-square foot office and manufacturing facility at One Bella Drive, Westminster, Massachusetts 01473, pursuant to a 15-year lease that expires February 28, 2021, at an annual rental of $438,000, subject to annual escalations based upon increases in the cost of living index. The lease provides for two five-year extension and a purchase option at appraised value. We sold the real estate to WM Realty Management contemporaneously with the reverse acquisition for $3.0 million. In connection with WM Realty Management's financing of the real estate, we agreed to an increase in the rental in the event of a default by WM Realty Management under its current mortgage.

                                   MANAGEMENT

      The following table sets forth certain information concerning our directors and executive officers.

Directors and Executive Officers

       Name            Age   Position
       ----            ---   --------
James G. Reindl         47   Chairman and chief executive officer
Mary Desmond            42   Chief financial officer and secretary
Stanley A. Youtt        59   Director and chief executive officer of Ranor
Michael R. Holly(1)     60   Director
Larry Steinbrueck(1)    54   Director
Louis A. Winoski(1)     48   Director

----------
(1)   Member of the audit and compensation committees.

      James G. Reindl has been a director, chairman and chief executive officer since February 2006. Mr. Reindl is president of Techprecision, LLC, a company that was formed in 2002 to acquire, manage and develop smaller to mid-sized companies in the aerospace, military and precision manufacturing industry sectors. Techprecision, LLC has a management agreement with us, and Mr. Reindl devotes substantially all of his business time and attention to our business. From February 1999 until February 2002, Mr. Reindl was president and chief executive officer of Critical Components, an aerospace subsidiary of Standard Automotive. In March 2002, in connection with its bankruptcy filing, Standard Automotive included Critical Components as part of its bankruptcy petition. During that period, Ranor's predecessor was a wholly-owned subsidiary of Critical Components. Mr. Reindl received his Bachelor of Science degree in mechanical aerospace engineering from the University of Delaware.

      Mary Desmond has been our chief financial officer since February 2006, and she has been the chief financial officer of Ranor since 1998. Ms. Desmond obtained her Bachelor of Science degree in accounting from Franklin Pierce College and she received her Masters of Business (MBA) from Fitchburg State College.

      Stanley A. Youtt has been a director since February 2006, and he has been chief executive officer of Ranor since 2000. Mr. Youtt received a Bachelor of Science degree in naval architecture and marine engineering from the University of Michigan and Masters Degree in civil engineering (applied mechanics) from the University of Connecticut.

      Michael Holly has been a director since February 2006. Since 2004, Mr. Holly has been a private investor and consultant. From 1996 until 2004, Mr. Holly was managing director of Safeguard International Fund, L.P., a private equity fund of which Mr. Holly is a founding partner. Mr. Holly has a Bachelor of Science degree in economics from Mount St. Mary's College.

      Larry Steinbrueck has been a director since February 2006. Since 1991, Mr. Steinbrueck has been president of MidWest Capital Group, an investment banking firm. Mr. Steinbrueck has a Bachelor of Science degree in business and a Masters in Business Administration from the University of Missouri.

      Louis A. Winoski has been a director since February 2006. Since January 2006, Mr. Winoski has been chief operating officer of GCT Garner Inc., an aerospace engineering and design services company. Mr. Winoski is also managing partner of Homeric Partners, LLC, a management consulting business. Mr. Winoski has a Bachelor of Science degree in industrial and systems management engineering from Pennsylvania State University.

      Our directors are elected for a term of one year.

Board Committees

      The board of directors has two committees, the audit committee and the compensation committee. Michael Holly, Larry Steinbrueck and Louis Winoski, each of whom is an independent director, are the members of both committees. Mr. Holly is the audit committee financial expert and chairman of the audit committee, and Mr. Winoski is chairman of the compensation committee.

Compensation

                           SUMMARY COMPENSATION TABLE

      Set forth below is information for the fiscal year ended March 31, 2006 and 2005 for our and Ranor's chief executive officers and for Ranor's other executive officers whose salary for the year ended March 31, 2006 was at least $100,000.

                                                                  Other
Name and Position                           Year    Salary    Compensation
-----------------                           ----   --------   ------------
James G. Reindl, chief executive officer    2006        -0-     $7,500
Stanley A. Youtt, chief executive officer   2006   $198,016        -0-
  or Ranor                                  2005    198,016        -0-
William Rose, vice president of Ranor       2006    153,085        -0-
Jeffrey Lippincott, secretary of Ranor      2006    138,577        -0-
                                            2005    150,000        -0-
Daniel Justicz, treasurer of Ranor          2006    135,577        -0-
                                            2005    150,000        -0-

      Mr. Rose, Mr. Lippincott and Mr. Justicz are former stockholders of Ranor and are no longer employed by us.

      Mr. Reindl became our chief executive officer on February 24, 2006. Mr. Reindl is a member of Techprecision LLC, and he received his compensation through our management agreement with Techprecision LLC. The amount shown as "Other Compensation" for Mr. Reindl reflects the amount of the payments under the management agreement that were allocated to him by Techprecision LLC for the year ended March 31, 2006. Our total payments to Techprecision LLC pursuant to the management agreement during the year ended March 31, 2006 were $16,667.

      Except for an employment agreement with Mr. Youtt, we have no agreement with any of the officers named in the summary compensation table.

Employment Agreement

      In February 2006, Ranor entered into an employment agreement with Stanley
A. Youtt pursuant to which he would serve as our chief executive officer for a term of three year term ending on February 28, 2009. Pursuant to the agreement, we pay Mr. Youtt salary at the annual rate of $200,000. Mr. Youtt is also eligible for performance bonuses based on financial performance criteria set by the board. In the event that we terminate Mr. Youtt's employment without cause, we are required to make a lump-sum payment to him equal to his base compensation for the balance of the term and to provide the insurance coverage that we would provide if he remained employed.

Management Agreement

      Pursuant to a management agreement with Techprecision LLC, we engaged Techprecision LLC to manage our business through March 31, 2009. The agreement provides that we pay Techprecision LLC an annual management fee of $200,000 and a performance bonus based on criteria determined by the compensation committee. Mr. James G. Reindl is president and Mr. Andrew A. Levy is chairman of Techprecision LLC, and they and Martin M. Daube are the members of Techprecision LLC. The agreement provides that Techprecision LLC will provide the services of Mr. Reindl at chairman, Mr. Levy for marketing support and analysis of long-term contracts and Mr. Daube for marketing support. None of the members of Techprecision LLC receive any additional compensation from us, and the annual fee and any performance bonus which may be awarded is allocated among the three members.

Directors' Compensation

      We did not pay our director any cash compensation during the year ended March 31, 2006. Commencing with the year ending March 31, 2007, we pay our independent directors a fee of $2,000 per meeting. In addition, our 2006 long-term incentive plan provides for the grant of non-qualified options to purchase 50,000 shares, exercisable in installments, to each newly elected independent director and annual grants of options to purchase 5,000 shares of common stock commencing with the third with year of service as a director, as described under "Management - 2006 Long-Term Incentive Plan."

2006 Long-Term Incentive Plan

      In February 2006, we adopted, and in July 2006 we amended, subject to stockholder approval, the 2006 long-term incentive plan covering 1,000,000 shares of common stock. The plan provides for the grant of incentive and non-qualified options, stock grants, stock appreciation rights and other equity-based incentives to employees, including officers, and consultants. The 2006 Plan is to be administered by a committee of not less than two directors each of whom is to be an independent director. In the absence of a committee, the plan is administered by the board of directors. Independent directors are not eligible for discretionary options. As initially adopted, each newly elected independent director received at the time of his election, a five-year option to purchase 25,000 shares of common stock at the market price on the date of his or her election. Pursuant to the amendment to the plan, the number of shares subject to the initial option grant was increased to 50,000 shares, with the option being exercisable as to 30,000 shares in July 2006 and as to 10,000 shares in each of February 2007 and 2008. In addition, the plan provides for the annual grant of an option to purchase 5,000 shares of common stock on July 1st of each year, commencing July 1, 2009. For each independent director who is elected after July 31, 2006, the director will receive an option to purchase 50,000 shares at an exercise price equal to the fair market value on the date of his or her election. The option will vest as to 30,000 shares six months from the date of grant and as 10,000 shares on each of the first and second anniversaries of the date of grant. These directors will receive an annual grant of an option to purchase 5,000 shares of common stock on the July 1st coincident with or following the third anniversary of the date of his or her first election. Pursuant to the plan, we granted non-qualified stock options to our three independent directors - Michael Holly, Larry Steinbrueck and Louis Winoski
- at an exercise price of $.285 per share, which was determined to be the fair market value on the date of grant. The options are subject to stockholder approval of the 2006 Plan.

      Options intended to be incentive stock options must be granted at an exercise price per share which is not less than the fair market value of the common stock on the date of grant and may have a term which is not longer than ten years. If the option holder holds 10% of our common stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the option cannot exceed five years.

      Option holders do not recognize taxable income upon the grant of such either incentive or non-qualified stock options. When employees exercise incentive stock options, they will not recognize taxable income upon exercise of the option, although the difference between the exercise price and the fair market value of the common stock on the date of exercise is included in income for purposes of computing their alternative minimum tax liability, if any. If certain holding period requirements are met, their gain or loss on a subsequent sale of the stock will be taxed at capital gain rates. Generally, long-term capital gains rates will apply to their full gain at the time of the sale of the stock, provided that they do not dispose of the stock made within two years from the date of grant of the option or within one year after your acquisition of such stock, and the option is exercised while they are employed by us or within three months of the termination of their employment or one year in the event of death or disability, as defined in the Internal Revenue Code.

      In general, upon the exercise of a non-qualified option, the option holder will recognize ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares on the date they exercise the option. Subject to certain limitations, we may deduct that amount an expense for federal income tax purposes. In general, when the holders of shares issued on exercise of a nonqualified stock option sell their shares, any profit or loss is short-term or long-term capital gain or loss, depending upon the holding period for the shares and their basis in the shares will be the fair market value on the date of exercise.

      As of July 27, 2006, there were outstanding options to purchase 150,000 shares which were issued to our independent directors pursuant to provision of the 2006 Plan that provide for the automatic grant of options to independent directors. No options were granted to any of the individuals named in the summary compensation table.

                             PRINCIPAL STOCKHOLDERS

      The following table provides information as to shares of common stock beneficially owned as of July 31, 2006 by:

o     each director;

o     each officer named in the summary compensation table;

o each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

o     all directors and officers as a group.

James G. Reindl                         2,945,300   29.6%
One Bella Drive
Westminster, MA 01473

Andrew A. Levy                          2,925,300   29.3%
46 Baldwin Farms North
Greenwich, CT 06831

Howard Weingrow                         1,850,000   18.6%
805 Third Avenue
New York, NY 10022

Stanoff Corporation                     1,700,000   17.1%
805 Third Avenue
New York, NY 10022

Stanley A. Youtt                          796,000    8.0%
One Bella Drive
Westminster, MA 01473

Martin M. Daube                           671,400    6.7%
20 West 64th Street
New York, NY 10023

Larry Steinbrueck                         204,000    2.0%

Michael Holly                              85,000      *

Mary Desmond                               10,000      *

Louis A. Winoski                              -0-    -0-

All officers and directors as a group   4,040,300    40.5%
(five individuals owning stock)

* Less than 1%

      Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of June 30, 2006. Since the options held granted pursuant to the 2006 long-term incentive plan are subject to stockholder approval of the plan, they are not deemed to be beneficially owned by the holders as of July 31, 2006.

      The shares owned by Andrew A. Levy represent 2,675,300 shares of common stock owned by him and 250,000 shares of common stock owned by Redstone Capital Corporation, of which Mr. Levy is president and he and his wife are the sole stockholders.

      Howard Weingrow, as president of Stanoff Corporation, has voting and dispositive control over the shares owned by Stanoff Corporation. Because Mr. Weingrow has voting and dispositive control over the shares owned by Stanoff, the shares owned by Stanoff are deemed to be beneficially owned by Mr. Weingrow. Thus, the number of shares beneficially owned by Mr. Weingrow includes the 1,700,000 shares owned by Stanoff Corporation and the 150,000 shares owned by Mr. Weingrow individually.

      Barron Partners owns shares of series A preferred stock and warrants which, if fully converted or exercised, would result in ownership of more than 5% of our outstanding common stock. However, the series A preferred stock may not be converted and the warrants may not be exercised if such conversion would result in Barron Partners owning more than 4.9% of our outstanding common stock. The applicable instruments provide that this limitation may not be waived. As a result, Barron Partners does not beneficially own 5% or more of our common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Mr. Levy, Mr. Reindl and Mr. Daube may be deemed to be our founders. Transactions between us and Mr. Levy, Mr. Reindl and Mr. Daube are described below.

      On February 24, 2006, we acquired the stock of Ranor pursuant to a stock purchase agreement dated as of August 17, 2005 among Ranor Acquisition LLC, Ranor and its stockholders. In connection with the acquisition of Ranor pursuant to the Ranor Agreement:

o We entered into a preferred stock purchase agreement with Barron Partners, pursuant to which Barron Partners invested $2,200,000 for which we issued 7,719,250 shares of a newly-created series of preferred stock, designated as the series A preferred stock, and warrants to purchase an aggregate of 5,610,000 shares of common stock at an exercise price of $.57 per share and 5,610,000 shares of common stock at an exercise price of $.855 per shares. The series A preferred stock were initially convertible into 7,719,250 shares of common stock, subject to adjustment. Because our EBITDA for the year ended March 31, 2006 was less than $.04613 per share,
      (i) the conversion price of the series A preferred stock reduced by 15%adjusted from $.285 to $.24225, with the result that the series A convertible preferred stock is convertible into 9,081,527 shares of common stock, and (ii) the exercise prices of the warrants were reduced by 15% -- from $.57 to $.4245 and from $.855 to $.7268. The conversion rate of the series A preferred stock and the exercise prices of the warrants are subject to further adjustment if the Company's EBITDA per share, on a fully-diluted basis, is less than $.08568 per share for the year ended March 31, 2007, based on the percentage shortfall from $.08568 per share, up to a maximum reduction of 15%. The adjustment could result in an increase in the maximum number of shares of common stock being issued upon conversion of the series A preferred stock from 9,081,527 to 10,684,150 shares of common stock and a further reduction in the exercise price of the warrants from $.4845 to $.4118 and from $.7268 to $.6177 per share.

o We purchased 928,000 shares of common stock from Capital Markets Advisory Group, which was then our principal stockholder, for $160,339, using the proceeds from the sale of the series A preferred stock and warrants. Prior to the reverse acquisition, Capital Markets made advances to Lounsberry to cover its expenses in the amount of $39,661. These advances were paid in connection with the reverse acquisition from the proceeds of the sales of the series A preferred stock and warrants. No other party related to Lounsberry received any other compensation in connection with the reverse acquisition.

o Pursuant to an agreement with Ranor Acquisition and its members, Ranor Acquisition assigned its obligations under the Ranor Agreement to us and we assumed the obligations of Ranor Acquisition under the Ranor Agreement and we issued 7,997,000 shares of common stock to the following stockholders.

Name                           No. Shares
-----                          ----------
James G. Reindl                 3,095,300
Andrew A. Levy                  2,825,300
Redstone Capital Corporation      250,000
Stanley Youtt                     796,000
Martin Daube                      741,400
Larry Steinbrueck                 204,000
Michael Holly                      85,000
                                ---------
Total                           7,997,000

      Each of the individuals named in the foregoing table was a member of Ranor Acquisition and received shares in that capacity in consideration of the assignment by Ranor Acquisition of its rights under the Ranor Agreement. Mr. Levy is president of Redstone Capital Corporation and all of the stock of Redstone is owned by Mr. Levy and his wife. There is no other relationship between the parties listed above, although Mr. Reindl, Mr. Levy and Mr. Daube are the sole members of Techprecision LLC, which has a management agreement with us. See "Management - Management Agreement."

o We sold 1,700,000 shares of common stock to Stanoff Corporation for $500,000.

o Ranor sold the real property on which its facilities are located to WM Realty Management for $3.0 million. WM Realty Management is a special purpose entity which was created in order to acquire the real estate. WM Realty Management is beneficially owned by Newvision Westminster LLC, of which Andrew A. Levy, a principal stockholder and a member of Techprecision LLC, is the manager and a 69% beneficial owner. Mr. James G. Reindl, our chairman, chief executive officer and a director, is a 10% beneficial owner of Newvision. Larry Steinbrueck and Michael Holly, who are directors, are beneficial owners of 1.2% and 0.5%, respectively, of Newvision. Mr. Reindl is transferring his interest in Newvision Westminster to Newvision Westminster, contingent upon the release of his personal guarantee upon the proposed refinancing. Other principal stockholders who are members of Newvision are Stanoff Corporation (10%) and Martin Daube (7.8%). The property that we sold includes the real estate on which our facilities are located and three potential residential lots, which are presently vacant. We lease the real estate on which our facilities are located (and not the potential residential lots) pursuant to a net lease at a current annual rental of $438,000, subject to escalation. See "Business-Property" for information relating to this lease. Although we believe that the terms of the sale and the lease are fair to us, the purchase price is less than the appraised value of the property and the terms of neither the sale nor the lease were negotiated at arms length. The property was appraised on October 31, 2005 at $4,750,000. The purchase price was based largely upon the maximum amount that WM Realty Management could borrow and reflected the fact that the use of the real estate as a manufacturing facility would not be considered the best use of the property. We sold the property to provide a portion of the funds that were due I connection with the acquisition of Ranor. Further, mortgagee required individual guarantees by Mr. Levy and Mr. Reindl, as members of WM Realty Management.

      In connection with the mortgage on the real estate, Mr. Levy and Mr. Reindl gave the mortgagee their personal limited guarantee and an environmental guaranty. The limited guaranty is triggered by certain defaults by WM Realty Management under its mortgage.

      The WM Realty Management mortgage bears interest at 11% per annum and provides for monthly payments of principal in the amount of $25,000. The outstanding balance of $3,200,000 was due on August 1, 2006. Expenses of obtaining the mortgage were $192,455 and are being amortized over the stated term of the mortgage, which is a period of approximately five months. In August 2006, WM Realty Management obtained a one-month extension and the right to extend the maturity date for two one-month periods. The interest rate for the extension is 11.5% per annum plus .75% of the principal balance for each month's extension. Amortization remains at $25,000 per month. WM Realty is seeking to find a long-term lender.

      In connection with the mortgage, we paid certain of WM Realty Management's legal and closing costs of approximately $226,808, which WM Realty Management agreed to pay upon refinancing its mortgage, net of rent arrearages of $43,018. The obligations of WM Realty Management under its mortgage matured on August 1, 2006. WM Realty Management has obtained an extension of the maturity date and is negotiating with a new lender to refinance the property.

      Prior to the completion of the reverse acquisition, Techprecision LLC advanced us $120,000 for expenses relating to the reverse acquisition. We reimbursed Techprecision LLC for these expenses in February 2006.

      Mr. Stanley A. Youtt was a common stockholder of Ranor. Pursuant to the Ranor Agreement, he, along with the other former Ranor stockholders, sold his Ranor stock to us. Since the consideration paid was used to pay debt and the preference on the preferred stockholders, the total amount paid, net of allocable expenses, to Mr. Youtt was $700.

      No finders' fee was paid by us in connection with the acquisition of Ranor or related equity and debt financing, although WM Realty Management paid a brokerage commission of $49,500 in connection with the mortgage.

      Prior to the reverse acquisition, we, then known as Lounsberry, were not engaged in any business activities. Our business was funds by advances made by Capital Markets, which was then our largest stockholder. As of the closing of the reverse acquisition, Capital Markets had advanced a total of $39,661, which was paid contemporaneously with the closing of the reverse acquisition. In addition, we purchased 928,000 shares of common stock from Capital Markets for $160,339, with the result that the total payments to Capital Markets was $200,000..

                          DESCRIPTION OF CAPITAL STOCK

      We are authorized to issue 90,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of August 15, 2006, we had we 10,009,000 shares of common stock and 7,719,250 shares of series A preferred stock outstanding.

      The following summary of certain provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of our certificate of incorporation and by-laws.

Common Stock

      Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the series A preferred stock, we are prohibited from paying dividends on our common stock while the preferred stock is outstanding. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

      Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. Except for the series A preferred stock, we have no present plans to issue any shares of preferred stock.

Series A Preferred Stock

      The certificate of designation for the series A preferred stock provides that:

o Each share of series A preferred stock was initially convertible into one share of common stock, subject to adjustment.

o If, during the period ending February 24, 2009, we issue common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (presently $.24225), with certain specified exceptions, the number of shares issuable upon conversion of one share of series A preferred stock is adjusted to reflect a conversion price equal to the lower price.

      Because our fully-diluted EBITDA per share, as defined in the agreement, for the year ended March 31, 2006, were less than $.04613 per share, the conversion rate was adjusted to approximately 1.18 shares of common stock for each share of series A preferred stock with the result that each share of series A preferred stock is now convertible into 9,081,527 shares of common stock. The conversion rate is subject to further adjustment if our EBITDA is less than $.08568 per share for the year ended March 31, 2007.

      No dividends are payable with respect to the series A preferred stock.

      While the series A preferred stock is outstanding, we may not pay dividends on or redeem shares of common stock.

      Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $.285 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

      The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

      The holders of the series A preferred stock may not convert the series A preferred stock to the extent that such conversion would result in the holders owning more than 4.9% of our outstanding common stock. This limitation may not be amended or waived; provided, that the limitation does not supply with respect to a change of control. The shares of series A preferred stock are automatically converted upon a change of control, as defined in the certificate of designation.

      Pursuant to the preferred stock purchase agreement, our board of directors approved, and authorized the submission to stockholders at the next annual or special meeting, an amendment to our certificate of incorporation to add the following provision:

      "The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent."

Delaware Law and Certain Charter and By-law Provisions

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

      Our certificate of incorporation contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances where such liability may not be eliminated under applicable law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable.

Penny-Stock Rules

      The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or has average revenue of at least $6,000,000 for the last three years.

      As a result, our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

      According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

o Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

o Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

o "Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

o Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

o The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent losses to investors.

      Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

      Because our stock is a "penny stock" we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

                                     EXPERTS

      The financial statements of Ranor at March 31, 2005 and for the two years in the period then ended, included in this prospectus to the extent and for the periods indicated in its report, have been audited by Bloom & Co., LLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

      The financial statements of Techprecision Corporation (formerly Lounsberry Holdings II, Inc.), at December 31, 2005 and for the period February 10, 2005 (inception) to December 31, 2005, included in this prospectus to the extent and for the periods indicated in its report, have been audited by Bloom & Co., LLP, independent registered public accountants, and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

                                  LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Sichenzia Ross Friedman Ference LLP.

                           HOW TO GET MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You may inspect these documents and copy information from them at the Commission's offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission's public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Accounting Firm                                 F-2
Consolidated Balance Sheet at March 31, 2006                                     F-3
Consolidated Statement of Operations for the years ended
  March 31, 2006 and 2005                                                        F-4
Consolidated Statements of Stockholders' Deficit for the years ended
  March 31, 2006 and 2005                                                        F-5
Consolidated Statements of Cash Flows for the years ended
  March 31, 2006 and 2005                                                        F-6
Notes to Consolidated Financial Statements                                       F-8
Consolidated Balance sheet at June 30, 2006 (unaudited)                         F-24
Consolidated Statement of Operations for the three months ended
  June 30, 2006 and 2005 (Unaudited)                                            F-25
Consolidated Statements of Stockholders' Deficit for the three months ended
  June 30, 2006 and 2005 (Unaudited)                                            F-26
Consolidated Statements of Cash Flows for the three months ended
  June 30, 2006 and 2005 (Unaudited)                                            F-27
Notes to Consolidated Financial Statements                                      F-29

BLOOM & CO, LLP . 50 CLINTON STREET,
SUITE 502 . HEMPSTEAD . NEW YORK 11550.                     TEL : 516 - 486-5900
CERTIFIED PUBLIC ACCOUNTANTS                                FAX : 516 - 486-5476

STEVEN BLOOM, CPA                                             MEMBER OF
FREDERICK PAUKER, CPA                                   AMERICAN INSTITUTE OF
SIROUSSE TABRIZTCHI, Ph.D. CPA                      CERTIFIED PUBLIC ACCOUNTANTS

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
and Stockholders of
Techprecision Corporation

We have audited the accompanying consolidated balance sheets of Techprecision Corporation as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Techprecision Corporation as of March 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Bloom and Company LLP
Hempstead, New York

July 26, 2006

                            TECHPRECISION CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                                       MARCH 31,
                                                                              ---------------------------
                                                                                  2006           2005
                                                                              ------------   ------------
CURRENT ASSETS
  Cash and cash equivalents                                                   $    492,801   $  1,226,030
  Restricted cash-indemnification obligation escrow                                950,000             --
  Accounts receivable, less allowance for doubtful
    accounts of $25,000 and March 31, 2006 and 2005                              2,481,619      1,810,664
  Other receivables                                                                 25,665         29,561
  Costs incurred on uncompleted contracts,
    net of allowance for loss and progress billings                              1,306,589      1,991,643
  Inventories- raw materials                                                       214,148         86,703
  Prepaid expenses                                                                 386,475        116,910
  Deferred loan costs, net                                                         207,402             --
                                                                              ------------   ------------
      Total current assets                                                       6,064,699      5,261,511
Property, plant and equipment, net                                               2,556,994      2,870,347
Other assets deferred loan cost, net                                                46,127             --
                                                                              ------------   ------------
      Total Assets                                                            $  8,667,820   $  8,131,858
                                                                              ============   ============

CURRENT LIABILITIES
  Accounts payable                                                            $    691,054   $    928,170
  Accrued expenses                                                                 561,848        890,163
  Due to prior shareholders under escrow obligation                                843,600
  Current maturity of long-term debt                                               576,934          5,506
  Mortgage payable                                                               3,300,000
                                                                              ------------   ------------
      Total current liabilities                                                  5,973,436      1,823,839

LONG-TERM DEBT
  Mandatory redeemable preferred stock                                                  --      2,000,000
  Notes payable- noncurrent                                                      3,442,467      8,019,422

STOCKHOLDERS' DEFICIT
  Preferred stock- par value .0001 per share, 10,000,000 shares authorized, of which 9,000,000 are designated as Series A Preferred Stock, with
    7,719,250 shares issued and outstanding at March 31, 2006                    2,150,000
  Common stock -par value .0001 authorized 90,000,000, and
    9,967,000 and 8,089,000 issued and outstanding
    on March 31, 2006 and 2005, respectively.                                          997            350
  Paid in capital                                                                1,240,821
  Accumulated deficit                                                           (4,139,901)   (3,711,753)
                                                                              ------------   ------------
      Total Stockholders' (Deficit) Equity                                        (748,083)   (3,711,403)
                                                                              ------------   ------------
                                                                              $  8,667,820   $  8,131,858
                                                                              ============   ============

The accompanying notes are an integral part of the financial statements.

                            TECHPRECISION CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        Years ended March 31,
                                                     --------------------------
                                                         2006          2005
                                                     -----------   ------------
Net sales                                            $20,266,402   $ 14,269,982
Cost of sales                                         17,632,576     12,631,640
                                                     -----------   ------------
Gross profit                                           2,633,826      1,638,342
Selling, general and administrative                    1,907,746      1,664,848
                                                     -----------   ------------
Income/(loss) from operations                            726,080       (26,506)
                                                     -----------   ------------
Other income (expenses)
  Interest expense                                    (1,107,902)    (1,121,487)
  Interest income                                         10,135          8,285
  Loss on disposition of fixed assets                    (14,273)
                                                     -----------   ------------
                                                      (1,112,040)    (1,113,202)
                                                     -----------   ------------
Loss before income taxes                                (385,960)    (1,139,708)
Provision for income taxes                               (42,188)        (4,092)
                                                     -----------   ------------
Net (loss)                                              (428,148)    (1,143,800)
                                                     ===========   ============
Weighted average number of shares outstanding          8,270,156      8,089,000
                                                     -----------   ------------
Net loss per common share                                   (.05)          (.14)
                                                     -----------   ------------

The accompanying notes are an integral part of the financial statements.

(a) The weighted average number of shares for March 31, 2005 reflects the recapitalization of Ranor as of April 1, 2004.

                            TECHPRECISION CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                       YEARS ENDED MARCH 31, 2006 AND 2005

                                          Preferred Stock          Common Stock
                           Warrants    ----------------------   ------------------     Paid in    Accumulated
                         Outstanding     Shares      Amount      Shares     Amount     Capital      Deficit        Total
                         -----------   ---------   ----------   ---------   ------   ----------   -----------   -----------
Balance, April 1, 2004      650,000                               350,000   $ 350                 $(2,567,953)  $(2,567,603)
Recapitalization
  Acquisition of
    Ranor's shares                                               (350,000)   (350)       (9,650)                    (10,000)
  Sale of common
    shares                                                      1,020,000     102        39,661                      39,763
  Purchased and
    retired shares                                               (928,000)    (93)     (199,907)                   (200,000)
  Sale of common
    shares                                                      7,997,000     800       114,200                     115,000
  Retirement of
    preferred
    shares and
    warrants               (650,000)                                                  1,075,000                   1,075,000
  Cost of reverse
    merger                                                                             (627,139)                   (627,139)
Net loss for the year                                                                              (1,143,800)   (1,143,800)
                         ----------    ---------   ----------   ---------   -----    ----------   -----------   -----------
Balance, March 31,
  2005                                                          8,089,000   $ 809       392,165   $(3,711,753)  $ 3,318,779)
Sale of preferred
  stock and
  Warrants               11,220,000    7,719,250   $2,150,000                                                     2,150,000
Sale of common stock                                            1,708,000     171       501,829                     502,000
Issuance of shares of
  common stock for
  services                                                        170,000      17        42,483                      42,500
Contributed Capital                                                                     304,344                     304,344
Loss for period                                                                                      (428,148)     (428,148)
                         ----------    ---------   ----------   ---------   -----    ----------   -----------   -----------
Balance, March 31,
  2006                   11,220,000    7,719,250   $2,150,000   9,967,000   $ 997    $1,240,821   $(4,139,901)  $  (748,083)
                         ==========    =========   ==========   =========   =====    ==========   ===========   ===========

The accompanying notes are an integral part of the financial statements.

                            TECHPRECISION CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               Years ended March 31,
                                                             -------------------------
                                                                 2006          2005
                                                             -----------   -----------
DECREASE IN CASH AND CASH EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the period                                    $  (428,148)  $(1,143,800)
  Noncash items included in net loss:
    Depreciation and amortization                                456,383       407,706
    Shares issued for services                                    42,500            --
  Changes in assets and liabilities:
    Accounts receivable                                         (667,059)      255,989
    Inventory                                                   (127,445)      (20,046)
    Costs on uncompleted contracts                             1,779,515      (880,977)
    Prepaid expenses                                            (269,565)      (10,843)
    Accounts payable and accrued expenses                       (565,431)      491,376
    Customer deposits                                         (1,094,461)           --
    Forgiveness of interest                                      222,944            --
                                                             -----------   -----------
      Net cash used in operating activities                    (650,767)      (900,595)
                                                             -----------   -----------
CASH FLOWS USED IN INVESTING ACTIVITIES
   Purchases of property, plant and equipment                    (83,934)      (65,888)
                                                             -----------   -----------
    Net cash used in investing activities                        (83,934)      (65,888)
CASH FLOWS FROM FINANCING ACTIVITIES
    Sale of preferred stock                                    2,150,000            --
    Sale of common shares                                        656,763            --
    Retirement of common shares                                 (210,000)           --
    Payment of notes                                          (8,005,527)       (5,692)
    Mortgage loan                                              3,300,000            --
    Bank loan                                                  4,000,000            --
    Cost of financing                                           (312,625)           --
    Cost of reorganization                                      (627,139)           --
                                                             -----------   -----------
      Net cash provided by (used in) financing activities        951,472        (5,692)
                                                             -----------   -----------
      Net increase (decrease) in cash and cash equivalents   $   216,771   $  (972,175)
CASH AND CASH EQUIVALENTS, beginning of period                 1,226,030     2,198,205
                                                             -----------   -----------
CASH AND CASH EQUIVALENTS, end of period                     $ 1,442,801   $ 1,226,030
                                                             ===========   ===========

The accompanying notes are an integral part of the financial statements.

                            TECHPRECISION CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)

                                                           Years ended March 31,
                                                           ---------------------
                                                              2006        2005
                                                           ----------   --------
Supplemental Disclosures of Cash Flows Information
  Cash paid during the year for:
    Interest expense                                        $747,764    $934,821
    Income taxes                                            $  3,100    $  1,181

SUPPLEMENTAL INFORMATION-NONCASH TRANSACTIONS:

1. On February 24, 2006 the Company issued 170,000 shares, valued at $.25 per share, to consultants for services rendered.

2. On February 24, 2006, as a part of restructuring the Company's financing, 2000 shares of redeemable preferred stock and 650,000 warrants' attached to them were retired and $925,000 was placed in an escrow account for the payment of contingent indemnification obligation costs. The balance of the escrow funds, after the payment of all indemnification obligation costs, if any, is to be paid to the previous preferred shareholders. The Company reduced the cost of the redeemable preferred stock and warrants by $2,000,000, increased the additional paid in capital by $1,075,000 and recorded a liability of $925,000 that was placed in escrow.

3. To date, the amount of environmental remediation costs have been determined to be $81,400. Consequently, the amount of indemnification due to previous shareholders for escrow obligation was reduced and the additional paid in capital was increased by $81,400. The former stockholders have the right to dispute the claim and there is no assurance that the Company will recover such amount, if anything.

The accompanying notes are an integral part of the financial statements.

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

Techprecision Corporation ("Techprecision") is a Delaware corporation organized in February 2005 under the name Lounsberry Holdings II, Inc. The name was changed to Techprecision Corporation on March 6, 2008. Techprecision is the parent company of Ranor, Inc. ("Ranor"), a Delaware corporation. Ranor is a Delaware corporation, founded in May 2002 under the name Rbran Acquisition, Inc. and changed its name to Ranor, Inc. in August 2002.

Ranor has been in business since 1956, and was sold by its founders in 1999 to Critical Components Corporation, a subsidiary of Standard Automotive Corporation. From June 1999 until August 2002, Ranor was operated by Critical Components Corporation. In December 2001, Standard filed for protection under the Bankruptcy Code and operated under Chapter 11 until on or about the quarter ended June 30, 2002. Subsequently, all Standard's holdings were sold. In 2003, Ranor, then known as Rbran Acquisition, Inc., acquired the Ranor assets from the bankruptcy estate.

Techprecision and Ranor are collectively referred to as the "Company."

On February 24, 2006, Techprecision acquired all stock of Ranor in a transaction which is accounted for as a reverse acquisition, with Ranor being treated as the acquiring company for accounting purposes and the transaction being treated as a recapitalization. As a result, the costs of the acquisition are charged to capital. See Note 2. The financial statements for periods prior to February 24, 2006 reflect the financial position, results of operations and cash flows of Ranor. Techprecision changed its fiscal year to the fiscal year ended March 31, which was the fiscal year of Ranor prior to the reverse acquisition.

The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiary as well as a special purpose entity. Intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Fair Values of Financial Instruments

Cash and cash equivalents. Holdings of highly liquid investments with maturities of three months or less, when purchased, are considered to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair values. The amount of federally insured cash deposits was $100,000 as of March 31, 2006 and March 31, 2005. The carrying amount of trade accounts receivable, accounts payable, prepaid and accrued expenses, and notes payable, as presented in the balance sheet, approximates fair value.

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts receivable

Trade accounts receivable are stated at the amount Ranor expects to collect. Ranor maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of Ranor's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management's assessment, Ranor provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after Ranor has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. Current earnings are also charged with an allowance for sales returns based on historical experience. There were no bad debt expenses for the years ended March 31, 2006 and 2005.

Inventories-work in process.

Inventories consist of raw materials and work in progress which includes labor and factory overhead and are stated at the lower of cost or market. Cost is determined principally by the first-in, first-out method for materials inventory.

Notes Payable

The Company accounts for all note liabilities that are due and payable in one year as short-term liabilities.

Long-lived Assets

Property, plant and equipment- these assets are recorded at cost less depreciation and amortization. Depreciation and amortization are accounted for on the straight-line method based on estimated useful lives. The amortization of leasehold improvements is based on the shorter of the lease term or the life of the improvement. Betterments and large renewals, which extend the life of the asset, are capitalized whereas maintenance and repairs and small renewals are expensed, as incurred. The estimated useful lives are: machinery and equipment, 7-15 years; buildings, up to 30 years; and leasehold improvements, 10-20 years.

Leases

Operating leases are charged to operations as paid. Capital leases are capitalized and depreciated over the term of the lease. A lease is considered a capital lease if there is a favorable buy out clause that would be an inducement for us to own the asset.

Earnings per share (loss)

Loss per share was computed by dividing the net loss by the number of weighted average shares outstanding for the year of the loss. The outstanding convertible preferred shares of 7,719,250 and warrants of 11,220,000 were not considered for a fully diluted calculation because a loss is considered anti-dilutive.

Revenue Recognition and Costs Incurred

Revenue and costs are recognized on the units of delivery method. This method recognizes as revenue the contract price of units of the product delivered during each period and the costs allocable to the delivered units as the cost of earned revenue. When the sales agreements provide for separate billing of engineering services, the revenues for those services are recognized when the services are completed. Costs allocable to undelivered units are reported in the balance sheet as costs incurred on uncompleted contracts. Amounts in excess of agreed upon contract price for customer directed changes, constructive changes, customer delays or other causes of additional contract costs are recognized in contract value if it is probable that a claim for such amounts will result in additional revenue and the amounts can be reasonably estimated. Revisions in cost and profit estimates are reflected in the period in which the facts requiring the revision become known and are estimable.

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition and Costs Incurred (Continued)

Adjustments to cost estimates are made periodically, and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined and are reflected as reductions of the carrying value of the costs incurred on uncompleted contracts. Costs incurred on uncompleted contracts consist of labor, overhead, and materials. Work in process is stated at the lower of cost or market and reflect accrued losses, if required, on uncompleted contracts.

Advertising expenses

Advertising costs are charged to operations when incurred. Advertising expenses were $18,210 in 2006 and $14,060 in 2005.

Income taxes

The Company uses the asset and liability method of financial accounting and reporting for income taxes required by statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes". Under FAS 109, deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes.

Temporary differences giving rise to deferred income taxes consist primarily of the reporting of losses on uncompleted contracts, the excess of depreciation for tax purposes over the amount for financial reporting purposes, and accrued expenses accounted for differently for financial reporting and tax purposes, and net operating loss carryforwards.

Variable Interest Entity

The Company has consolidated a variable interest entity that entered into a sale and leaseback contract with the Company to conform to FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). The Company has also adopted the revision to FIN 46, FIN 46R, which clarified certain provisions of the original interpretation and exempted certain entities from its requirements.

Mandatory Redeemable Preferred Stock

The FASB has issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Statement No. 150 requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. Depending on the type of financial instrument, it will be accounted for at either fair value or the present value of future cash flows determined at each balance sheet date with the change in that value reported as interest expense in the income statement. Prior to the application of Statement No. 150, either those financial instruments were not required to be recognized, or if recognized were reported in the balance sheet as equity and changes in the value of those instruments were normally not recognized in net earnings.

In the year ended March 31, 2005, the Company adopted the Statement No. 150 and reclassified the carrying value of the redeemable preferred stock from stockholders' deficiency to a long-term liability. The effect of the reclassification was to increase stockholders' deficiency and increaseliabilities.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections-a replacement of the APB Opinion No. 20 and FASB Statement No. 3". SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle, retrospective application of previous periods financial statements of changes in accounting principle, unless it is impractical to determine either the period specific effect of the cumulative effect of the change. The statement applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instances that the pronouncement does not include specific transition provisions. SFAS No. 154 does not currently have an effect on the Company's financial statements.

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In March 2005, the FASB issued FIN 47, "Accounting for Conditional Asset Retirement Obligations-an interpretation of FASB Statement No. 143". FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 does not currently have an effect on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2005), "Share-Based Payment" ("SFAS 123R"), which replaces SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123R requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123, no longer will be an alternative to financial statement recognition.

The Company is required to adopt SFAS 123R in the three months ending March 31, 2006. Under SFAS 123R, the Company must determine the appropriate fair value model to be used in valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. Upon adoption, the Company may choose from two transition methods: the modified-prospective transition approach or the modified-retroactive transition approach. Under the modified-prospective transition approach the Company would be required to recognize compensation cost for awards that were granted prior to, but not vested as of the date of adoption. Prior periods remain unchanged and pro forma disclosures previously required by SFAS No. 123 continue to be required. Under the modified-retrospective transition method, the Company would be required to restate prior periods by recognizing compensation cost in the amounts previously reported in the pro forma disclosure under SFAS No. 123. Under this method, the Company would be permitted to apply this presentation to all periods presented or to the start of the fiscal year in which SFAS No. 123R is adopted. The Company would also be required to follow the same guidelines as in the modified-prospective transition method for awards granted subsequent to adoption and those that were granted and not yet vested.

The Company is currently evaluating the requirements of SFAS 123R and its impact on our results of operations and earnings per share. The Company has not yet determined the method of adoption or the effect of adopting SFAS 123R.

In December 2004, the FASB issued Staff Position ("FSP") No. 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004" ("FSP 109-2"). This position provides guidance under FASB Statement No. 109 ("SFAS 109"), "Accounting for Income Taxes", with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the "Jobs Act") on enterprises' income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS 109.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - An Amendment of ARB Opinion No. 43, Chapter 4" ("SFAS 151"). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. The Company has considered SFAS 151 and has determined that this pronouncement will not materially impact its consolidated results of operations.

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2. REVERSE ACQUISITION

In connection with the reverse acquisition, on February 24, 2006:

      o Techprecision entered into a preferred stock purchase agreement with Barron Partners LP, pursuant to which it sold to Barron Partners, for $2,200,000, 7,719,250 shares of series A preferred stock, and five-year warrants to purchase an aggregate of 11,220,000 shares of common stock. The series A preferred stock was initially convertible into 7,719,250 shares of common stock, subject to adjustment. Because the Company did not achieve earnings before interest, taxes, depreciation and amortization (EBITDA) of $.04613 per share for the year ended March 31, 2006 on a fully-diluted basis, as defined, the conversion rate was adjusted and the series A preferred stock became convertible into 9,081,527 shares of common stock. The warrants were initially exercisable at an average exercise price of $.7125. As a result of the Company's failure to meet the EBITDA target for the year ended March 31, 2006, the average exercise price decreased by 15% to $.6056 per share. The conversion rate of the series A preferred stock and the exercise price of the warrants are subject to further adjustment if the Company's EBITDA per share, on a fully-diluted basis, is less than $.08568 per share for the year ended March 31, 2007.

      o During the period from inception in February 2005 through the completion of the reverse acquisition on February 24, 2006, Capital Markets had advanced $39,661 to Techprecision (Lounsberry) to pay its expenses. On February 24, 2006, Techprecision paid $200,000 to Capital Markets to repurchase and cancel 928,000 shares of common stock and to reimburse $39,661 of advances.

      o The Company issued 7,697,000 shares of common stock to the members of Ranor Acquisition LLC, which was a party to an August 17, 2005 agreement to purchase the stock of Ranor (the "Ranor Agreement"), for which Ranor Acquisition advanced funds on our behalf and assigned its rights under the Ranor stock purchase agreement. The Company assumed Ranor Acquisition's obligations to purchase the Ranor capital stock pursuant to that agreement.

      o The Company sold 1,700,000 shares of common stock to an investor for $500,000.

      o Ranor entered into a loan and security agreement with Sovereign Bank pursuant to which Ranor borrowed $4.0 million, by issuing its term note, and in addition Sovereign provided Ranor with a $1.0 million revolving credit arrangement.

      o Ranor sold its real estate to WM Realty Management, LLC for $3.0 million, and Ranor leased the real property on which its facilities are located from WM Realty Management, LLC pursuant to a net lease. WM Realty Management, LLC is an affiliate of the Company which is a variable interest entity. As a result, the financial statements do not reflect the sale of the real estate, but do show the $3,300,000 mortgage obligation, which is due in August 2006, as a current liability of the Company.

      o Ranor used the net proceeds of the Sovereign Bank loan, as discussed below, the net proceeds from the sale of the real estate, $240,000 of available cash and a portion of the proceeds from the sale of the preferred stock to pay principal ($8,000,000) and interest ($975,500) on notes to Ranor's then principal stockholders. Although the payment was less than the principal and interest due on the note, the note holders released Ranor from any further obligation under the notes.

      o The Company placed $925,000 of the purchase price into escrow. The escrow was to be the sole source of the former Ranor stockholders' liability for breach of the representations and warranties under the Ranor Agreement.

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 2. REVERSE ACQUISITION Continued)

The payments were made from the following funds:

      1. Sale of Ranor's land and building. The property and building held by Ranor was sold to WM Realty Management, LLC for $3 million. To pay the purchase price WM Realty Management, LLC simultaneously placed a $3.3 million 11% mortgage on the property. The mortgage is due on August 1, 2006. WM Realty Management, LLC is owned by the controlling persons of Techprecision and was formed for the specific purpose of purchasing and financing the property. Costs associated with this mortgage financing were $265,943. WM Realty Management, LLC was considered a special purpose entity and was consolidated into Techprecision.

      2. Bank Loan. Ranor, Inc. borrowed $4,000,000 from Sovereign Bank, for which it issued its 72 month term note with quarterly principal payments of $142,857 plus interest. The interest on the term loan remains at 9% through December 31, 2010 and will be at prime plus 1.5% thereafter. The bank also extended a line of credit of $1 million which was unused at March 31, 2006. The revolving note bears interest at prime plus 1.5%. The term loan is and the line credit as utilized will be secured by all assets of Ranor. The costs of the transaction were $46,682.

      3. Capital contribution. Techprecision sold for a purchase price of $2,200,000, 7,719,250 shares of series A preferred stock and warrants to purchase 11,220,000 shares of common stock. In connection with this sale, Techprecision paid Barron Partners a due diligence fee of $50,000 Techprecision has an obligation to register the shares of common stock issuable upon conversion of the series A preferred stock and the warrants, pursuant to the Securities Act of 1933. If Techprecision fails to register such shares as required by the agreement, it is required to issue 2,540 shares of series A preferred stock for each day that Techprecision is late. Techprecision filed the registration statement on time. However, it will be required to issue the shares if the registration statement is not declared effective when required or if, having been declared effective, ceases to be current and effective, with certain limited exceptions. In addition, if a majority of Techprecision's directors are not independent directors or the audit and compensation committees are not comprised of a majority of independent directors, beyond a grace period, Techprecision would be required to pay liquidated damages for each day that this requirement is not met at the rate of 12% per annum, with a maximum of 18%, of Barron's investment.

      4. Techprecision also sold 1,700,000 common shares for $500,000 at $.29 per share and issued 170,000 shares for services at $.25 per share.

Description of Business

The Company produces large metal fabrications and perform precision machining operations for large military, commercial, nuclear, aerospace, shipbuilding and industrial customers. Its principal services are large metal fabrications, machining and engineering. Each of the Company's contracts covers a specific product. The Company does not mass-produce any products or distribute such products on the open market. The Company renders our services under "build to print" contracts with contractors. However, the Company also helps its customers to analyze and develop their projects for constructability by providing engineering and research and development services, for which it bills its customers.

Although the Company provides manufacturing services to large governmental programs, the Company usually does not work directly for agencies of the United States government. Rather, the Company performs its services for large governmental contractors and large utility companies.

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 3. PROPERTY, PLANT AND EQUIPMENT

As of March 31, 2006 and 2005 property, plant and equipment consisted of the following:

                                                            2006         2005
                                                         ----------   ----------
Land                                                     $  110,113   $  110,113
Building and improvements                                 1,290,072    1,223,054
Machinery equipment, furniture and fixtures               2,609,698    2,592,782
                                                         ----------   ----------
                                                          4,009,883    3,925,949
Less: accumulated depreciation                            1,452,889    1,055,602
                                                         ----------   ----------
                                                         $2,556,994   $2,870,347
                                                         ==========   ==========

Depreciation expense for the years ended March 31, 2006 and 2005 were $412,988 and $407,707, respectively. Land and buildings (which are owned by WM Realty Management, LLC- a consolidated entity under Fin 46 R) are collateral for the $3,300,000 Mortgage Loan and other fixed assets of the Company together with its other personal properties, are collateral for the Sovereign Bank $4,000,000 secured loan and line of credit.

NOTE 4. COSTS INCURRED ON UNCOMPLETED CONTRACTS

The Company recognizes revenues based upon the units-of-delivery method (see
Note 1).

Contracts in process consisted of the following at March 31:

                                                         2006           2005
                                                      -----------   -----------
Costs incurred on uncompleted contracts,
  net of allowance for loss                             2,889,650     4,669,165
Less: Advance billings and deposits                    (1,583,061)   (2,677,522)
                                                      -----------   -----------
                                                      $ 1,306,589   $ 1,991,643
                                                      ===========   ===========

On March 31, 2006 and 2005, $86,141 and $26,436 of allowance for losses on uncompleted contracts were recognized, respectively. All inventories are collateral for Sovereign Bank loan and constitute a part of the computation of the maximum loan amount under the agreement.

NOTE 5. PREPAID EXPENSES

As of March 31, 2006 and 2005, the prepaid expenses included the following:

                                                               2006       2005
                                                            ---------   --------
Insurance                                                    $173,152   $ 99,619
Interest                                                      122,001         --
Mortgage payment                                               36,500         --
Real estate taxes                                              34,921     11,269
Mortgage servicing fee                                          3,529         --
Equipment maintenance                                           6,022      6,022
Quality control audit fees                                     10,350         --
                                                             --------   --------
  Total                                                      $386,475   $116,910
                                                             ========   ========

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 6. DEFERRED CHARGES

Deferred charges represent the capitalization of costs incurred in connection with obtaining the bank loan and building mortgage. These costs are being amortized over the term of the related debt obligation, 5 months to 72 months. Amortization charged to operations in 2006 and 2005 were $59,096 and $-0-, respectively. As of March 31, deferred charges were as follows:

                                                                   2006     2005
                                                                 --------   ----
Deferred costs expiring in one year or less:
  Deferred mortgage costs                                        $265,943
  Less: accumulated amortization                                  (58,541)    --
                                                                 --------   ----
                                                                 $207,402   $-0-
                                                                 ========   ====
Deferred costs expiring after one year:
  Deferred loan costs                                            $ 46,852
  Accumulated amortization                                           (655)    --
                                                                 --------   ----
                                                                 $ 46,127   $-0-
                                                                 ========   ====

NOTE 7. LONG-TERM DEBT

The following debt obligations, outstanding on March 31:

                                                                                 2006          2005
                                                                              ----------   -----------
1. Long-term debt paid off on February 24, 2006 :

      o     Preferred Stock - 2,000 shares, $.001 par value, authorized,
            issued and outstanding 2,000 and redeemable on August 7, 2012.            --   $ 2,000,000

      o     Green Mountain Partners III, L.P. - Unsecured note payable -
            with semi-annual interest installments at 14%, due in February and August. Principal payments of $800,000 due annually
            commencing on August 7, 2006 through August 7, 2011, and
            $1,600,000 balance due on August 7, 2012. The note was subject to various covenants including a restriction on the incurrence
            of additional debt or commitments.                                        --     6,400,000

      o     Phoenix Life Insurance Company -Unsecured note payable- with semi-annual interest installments at 14%, due in February and
            August. Principal payments of $200,000 due annually commencing on August 7, 2006 through August 2011, and $400,000 balance due on August 7, 2012. The note was subject to various covenants
            including a restriction on the incurrence of additional debt.             --     1,600,000

2. Long-term debt issued on February 24, 2006 :

      o     Sovereign Bank-Secured Term note payable- 72 month 9% variable term note with quarterly principal payments of $142,857 plus
            interest. Final payment due on March 1, 2013.                     $4,000,000            --

3. Automobile Loan

      o     Ford Motor Credit Company-Note payable secured by a vehicle -
            payable in monthly installments of $552 including interest of
            4.9%, commencing July 20, 2003 through June 20, 2009.                 19,401        24,928
                                                                              ----------   -----------
                                                                               4,019,401    10,024,928

Principal payments due within one year                                           576,934         5,506
                                                                              ----------   -----------
Principal payments due after one year                                         $3,442,467   $10,019,422
                                                                              ==========   ===========

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 7. LONG-TERM DEBT (Continued)

On February 24, 2006, Ranor entered into a loan and security agreement with Sovereign Bank, West Hartford, Ct. as part of the agreement the bank has granted the Company a term loan of $4,000,000 and extended the Company a line of credit of $1,000,000, initial interest at 9%. The interest on the line of credit is variable. At March 31, 2006 the amount due on the line of credit was zero.

The note is subject to various covenants that include the following: the loan collateral comprises all personal property of the Company, including cash, accounts receivable, inventories, equipment, financial and intangible assets owned when the loan is contracted or acquired thereafter; the amount of loan outstanding at all times is limited to a borrowing base amount of the Company's qualified accounts receivable and inventory; there are prepayment penalties of 3%, 2% and 1% of the unrepaid principal, in the first, second and third years following the issuance date, respectively. There is no prepayment penalty thereafter; the Company is prohibited from issuing any additional equity interest (except to existing holders), or redeem, retire, purchase or otherwise acquire for value any equity interests; unused credit line fee is 0.25% of the average unused credit line amount in previous month; earnings available to cover fixed charges are required not to be less than 120% of fixed charges for the quarter ending June 30, 2006 building to a rolling four (4) quarter basis, tested at the end of each fiscal quarter; interest coverage ratio is required to be not less than 2:1 as at the end of each fiscal quarter.

As of March 31, 2006, the maturities of long-term debt were as follows:

Years ending March 31,                                                   Amount
----------------------                                                ----------
2007                                                                  $  576,934
2008                                                                     577,526
2009                                                                     577,832
2010                                                                     572,825
2011                                                                     571,428
Due after 2011                                                         1,142,856
                                                                      ----------
Total                                                                 $4,019,401
                                                                      ==========

NOTE 8.  INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to the net income or loss from operations. The sources and tax effects of the differences are as follows:

                                                                       March 31,
                                                                         2006
                                                                      ---------
Income tax provision at statutory rate of 39%                         $(588,500)
Tax benefit before net operating loss carry forward                     546,300
Net tax provision                                                     $  42,200
                                                                      =========

As of March 31, 2006 and 2005, the tax effect of temporary differences and net operating loss carry forward that give rise to the Company's deferred tax assets and liabilities are as follows:

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 8.  INCOME TAXES (Continued)

                                                           2006         2005
                                                        ---------   -----------
Deferred Tax Assets:
Current
  Compensation accrual                                  $  73,000   $   127,600
  Bad debt allowance                                        9,800         9,800
  Inventory allowance                                          --        26,900
  Loss on uncompleted contracts                            33,600       113,900
  Net operating loss carry-forward                             --       588,500
Non-Current
  Net operating loss carry-forward                        760,800       764,700
                                                        ---------   -----------
  Total deferred tax assets                               877,200     1,631,400
Deferred Tax liabilities:
Non-Current
  Depreciation                                            197,600       191,400
                                                        ---------   -----------
  Net deferred tax asset                                  679,600     1,440,000
  Valuation allowance                                    (679,600)   (1,440,000)
                                                        ---------   -----------
Net Deferred Tax Asset Balance                          $      --   $        --
                                                        =========   ===========

At March 31, 2006 and 2005, the Company provided a full valuation allowance for its net deferred tax assets. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets. The net change in the valuation allowance during the years ended March 31, 2006 and 2005 was $(588,500) and $372,989, respectively. The sale and leaseback of the Company's land and building for $3,000,000 to a special purpose entity, WM Realty Management, LLC, resulted in a gain of 1,734,700. The reduction in the deferred tax asset of $588,500 represents the realized tax benefit of the loss carryforward.

As of March 31, 2006, the Company's U.S. federal net operating loss carryforward was approximately $1,950,800 for income tax purposes. If not utilized, the federal net operating loss carryforward will expire in 2025. Furthermore, because of over fifty percent changes in ownership, as a consequence of the reverse merger, as defined by Section 382 of the IRC, the amount of net operating loss carry forward used in any one year in the future is substantially limited.

NOTE 9. RESTRICTED CASH - INDEMNIFICATION OBLIGATION ESCROW

In May 2004, The Company was requested to undertake a response and remedial action to cleanup environmental issues discovered during an onsite inspection by the Commonwealth of Massachusetts Office of Environmental Affairs. The Company signed a consent order in October 2004, paid a fine of $7,800 and proceeded to correct the deficiencies.

The stock purchase agreement, pursuant to which the Company purchased the outstanding securities of Ranor, provided for the parties to establish an escrow account into which $925,000 of the purchase price of the securities was placed. If the sellers had breached any of their representations and warranties under the stock purchase agreement, the Company's sole recourse is against the escrow account. To the extent that there is no claim against the escrow by one year from the closing, the escrow account is paid to Ranor's former stockholders. The Company is entitled to recover from the escrow an amount equal to its damages sustained as a result of a breach by the selling stockholders of their representations and warranties. The Company has recorded an expense and a claim against the escrow account in the amount of $81,400. The claim is for the former stockholders' breach of their representations and warranties relating to environmental matters. The Company reflects the recovery of this amount on its March 31, 2006 balance sheet as a reduction in the amount due to the former stockholders and an increase in additional paid in capital.

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 10. RELATED PARTY TRANSACTIONS

Management Fees

Until February 24, 2006, Ranor had to pay management fees totaling $200,000 per year to four shareholders under agreements that expire in August 2006.

On February 24, 2006 the prior management agreement was canceled any balance due was forgiven and the Company entered into a new management and consulting agreement with Techprecision Management, LLC a Company composed of shareholders of Techprecision. The Agreement ends on March 31, 2009.

During the Consulting Period, manager shall serve as a consultant to the Company and each of its existing and future Subsidiaries. The consultation will include assistance with the determination of the goals, general policies and direction of the Company and its subsidiaries, financings, manufacturing, sales, distribution and customer relations.

Manager's consulting fee will be initially set at $200,000 per annum, payable semi-monthly commencing March 1, 2006. In addition to the Management Fee, the manager shall be entitled to a performance bonus determined as follows; The compensation committee of the Board of Directors will set performance objectives for the fiscal year. If the performance objectives are attained or exceeded, the Company will pay the manager a performance bonus equal to two and one-half percent of the Company's cash flow from operations for the fiscal year. In the event that the Company makes an acquisition or dispose of a business segment during a fiscal year, the performance objectives may be revised by the compensation committee to reflect such transaction.

Loan from Related Parties

Ranor had long-term debt payable to Green Mountain Partners III, L.P. and Phoenix Life Insurance Company (see Note 7), which held the outstanding preferred stock, a portion of the common stock and common stock warrants. Interest expense charged to operations under this related party debt was $1,073,466 and $1,120,000 in 2006 and 2005, respectively. On February 24, 2006
Green Mountain and Phoenix forgave interest of $222,944 which was a capital contribution.

Sale and Lease Agreement and Intra-company Receivable

On February 24, 2006 WM Realty Management, LLC borrowed $3,300,000 to purchase from Ranor, Inc. its real property for $3,000,000 which was appraised on October 31, 2005 at $4,750,000 and leased the building an a part of the land to Ranor, Inc. Techprecision advanced $226,808 to pay closing costs and has a receivable of that amount from WM Realty Management, LLC. WM Realty Management, LLC was formed solely for this purpose; its partners are shareholders of Techprecision. The Company has considered WM Realty Management, LLC a special purpose entity as defined by FIN 46, and therefore has consolidated its operations into Techprecision.

The WM Realty Management, LLC mortgage bears interest at 11% that is paid monthly with principal of $25,000. The balance of $3,300,000 is due on August 1, 2006. Expenses of obtaining the mortgage were $192,455 and are being amortized over approximately a 5 month period.

NOTE 11. OPERATING LEASE

Ranor leases office equipment under operating lease agreements expiring through November 2008. Total rent expense charged to operations was $16,700 and $19,900 in the years ended March 31, 2006 and 2005, respectively.

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 11. OPERATING LEASE (Continued)

Future minimum lease payments under noncancellable portions of the leases as of March 31, 2006, are as follows:

Years ending March 31,                                                    Amount
----------------------                                                   -------
2006                                                                     $16,678
2007                                                                      16,678
2008                                                                      15,288
                                                                         -------
Total minimum lease payments                                             $48,644
                                                                         =======

NOTE 12. SALE AND LEASE

On February 24, 2006 Ranor, Inc. entered into a sale and lease back arrangement with WM Realty Management, LLC, a special purpose entity. The sale of the building was for $3,000,000. The term of the Lease is for a period of fifteen years commencing on February 24, 2006. For the year ended March 31, 2006 rent expense paid by the Company was $36,500. This amount was eliminated in consolidation and the interest and depreciation were expensed.

The Company has an option to extend the term of the lease for two additional terms of five years, upon the same terms. The Minimum Rent payable for each option term will be the greater of (i) the minimum rent payable under the lease immediately prior to either the expiration date, or the expiration of the preceding option term, or (ii) the fair market rent for the leased premises. Minimum rental for the base year of the lease is $438,000. Effective as of January of each year subsequent to the base year, during the contract and any subsequent extension, a cost of living adjustment will be made to the minimum rental, based on the Consumer Price Index.

The Company has the option to repurchase the property at any time beginning after one year from the date of the agreement, at the appraised market value.

The minimum future lease payments are as follows:

Year Ended March 31                                                     Amount
-------------------                                                   ----------
2007                                                                  $  438,000
2008                                                                     438,000
2009                                                                     438,000
2010                                                                     438,000
2011-2015                                                              2,190,000
2016-2021                                                              2,190,000
2022                                                                     438,000
                                                                      ----------
Total                                                                 $6,570,000
                                                                      ==========

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 13. PROFIT SHARING PLAN

Ranor has a 401(k) profit sharing plan that covers substantially all employees who have completed 90 days of service. Ranor retains the option to match employee contributions. There were no employer-matched contributions charged to operations in the years ended March 31, 2006 and 2005, respectively.

NOTE 14. CAPITAL STOCK

Preferred stock

On March 31, 2005, the Company had 2,000 shares of preferred stock outstanding. The preferred stock were classified as Series A and carried a mandatory redemption provision. Under the August 7, 2002 Stockholders Agreement, all unexercised warrants issued in conjunction with preferred stock expired and Ranor was required to redeem all the outstanding shares at $1,000, per share, on August 7, 2012. The preferred stock and related freestanding warrants on the shares that were puttable were classified as a liability in accordance with FASB statement 150. Ranor had the option to redeem any or all the shares prior to that date. The preferred shares carried no voting or dividend rights. The preferred shares carried a preference of $1,000 per share in the event of liquidation.

The stockholder agreements contained a provision whereby, effective August 2009, any preferred stockholder could have, upon written notice, require Ranor to repurchase their shares at a price as defined in that agreement. On February 24, 2006, all of the preferred stock and related warrants were acquired by Techprecision in connection with the reverse acquisition and were cancelled.

On February 24, 2006, Barron Partners LP purchased 7,719,250 shares of series A preferred stock, par value $0.0001 per share for $2,150,000, net of a $50,000 due diligence fee payable to Barron Partners. Initially, Series A Preferred Stock are convertible into common stock at a conversion rate of one share of Common Stock, for each share of Series A Preferred Stock. In addition, pursuant to the preferred stock purchase agreement, Techprecision issued to Barron Partners common stock purchase warrants to purchase up to 5,610,000 of Common Stock at $0.57 per share and 5,610,000 shares of Common Stock at $0.855 per share.

Because the Company did not attain EBITDA of $.04613 per share for the year ended March 31, 2006 on a fully-diluted basis, as defined, the conversion rate was adjusted (0.85 shares of preferred stock for one share of common stock, a reduction in rate of 15%) and the series A preferred stock became convertible into 9,081,527 shares of common stock. As a result of the Company's failure to meet the EBITDA target for the year ended March 31, 2006, the exercise price of the warrants decreased by 15%, from $.57 to $.4845 and from $.855 to $.7268 per share.

The conversion rate of the series A preferred stock and the exercise price of the warrants are subject to further adjustment if the Company's EBITDA per share, on a fully-diluted basis, is less than $.08568 per share for the year ended March 31, 2007, based on the percentage shortfall from $.08568 per share, from zero up to a maximum adjustment of 15%. The adjustment could result in an increase in the maximum number of shares of common stock being issued upon conversion of the series A preferred stock from 9,081,527 to 10,684,150 shares of common stock and a further reduction in the exercise price of the warrants from $.4845 to $.4118 and from $.7268 to $.6177 per share.

EBITDA per share is earnings from recurring operation before any charges relating to the transactions involved in February 24, 2006 agreement and any other non recurring items, including warrants, but excluding options or stock grants issued to management and key employee. The per share figures are computed on a fully-diluted basis. Fully diluted EBITDA is based on the number of outstanding shares of Common Stock plus all shares of Common Stock issuable upon conversion of all outstanding convertible securities and upon exercise of all outstanding warrants, options and rights, regardless of whether (i) such shares would be included in determining diluted earnings per share and (ii) such convertible securities are subject to a restriction or limitation on exercise. Thus, for purpose of determining fully-diluted Pre-Tax Income Per Share, the 4.9% limitation shall be disregarded. In determining the EBITDA any shares of Common Stock issuable as a result of an adjustment to the Conversion Prices will be excluded.

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 14. CAPITAL STOCK (Continued)

Preferred stock (Continued)

The Investor or its affiliates will not be entitled to convert the Series A Preferred Stock into shares of Common Stock or exercise warrants to the extent that such conversion or exercise would result in beneficial ownership by the investor and its affiliates of more than 4.9% ("4.9% Limitation") of the then outstanding number of shares of Common Stock. The agreement provides that this provision cannot be amended.

The Company agreed not to issue any additional preferred stock until the earlier of (a) three years from the Closing or (b) the date that the Investor transfer and/or converts not less than 90% of the preferred shares and sells the underlying shares of common stock and for two years after Closing not to enter into any new borrowing of more than three times the sum of the earnings before interest, tax, depreciation and amortization (EBITDA) from recurring operations over the trailing four quarters.

The preferred shareholders have the right of first refusal in the event that the Company seeks to raise additional funds through a private placement of securities, other than exempt issuances. The percentage of shares that preferred shareholders may acquire is based on the ratio of shares held by the investor plus the number of shares issuable upon conversion of Series A Preferred Stock owned by the investor to the total of such shares.

No dividends are payable with respect to the Series A Preferred Stock and no dividends are payable on common stock while Series A Preferred Stock is outstanding. The Common stock shall not be redeemed while preferred stock is outstanding.

Upon any liquidation the Company is required to pay $.285 for each share of Series A Preferred Stock. The payment will be made before any payment to holders of any junior securities and after payment to holders of securities that are senior to the Series A Preferred Stock.

The Series A Preferred Shareholders do not have voting rights. However, the approval of the holders of 75% of the outstanding preferred shares is required to amend the certificate of incorporation, change the provisions of the preferred stock purchase agreement, to authorize additional Series A Preferred Shares in addition to the 9 million maximum authorized, or to authorize any class of stock that ranks senior with respect to voting rights, dividends or liquidations.

Stock warrants

At March 31, 2005, the Ranor preferred shareholders and debt holders had warrants to acquire 650,000 shares of common stock at a price of $.001 per share. The warrants were immediately exercisable and would have expired on August 7, 2012. The stockholder agreements contained a provision whereby, effective August 2009, any holders of stock warrants could have, upon written notice, require Ranor to repurchase the warrants or any shares issued under the warrant agreement at a price as defined in the agreement. At March 31, 2005, these warrants had no determinable value. The warrants carried repurchase provisions and 650,000 shares of common stock had been reserved for the issuance of these warrants. The warrants were cancelled on February 24, 2006.

On March 31, 2006 there were 11,220,000 warrants attached to convertible preferred shares. These warrants are exercisable, in part or full, at any time from February 24, 2006 to expiration time, February 24, 2011. The number of shares to be received upon exercise of the warrant is determined by multiplying the total number shares with respect to which this Warrant is then being exercised with the percentage difference between the last reported sales and exercise price of the stock. The exercise price is further adjusted considering the amount of EBITDA similar to the conversion price.

Common stock

Techprecision common shares, $.0001 par value, outstanding on March 31, 2006 were 9,967,000. During the recapitalization, 350,000 outstanding shares of Ranor were exchanged for 7,997,000 shares of Techprecision. Shares of Techprecision were sold or purchased, by Techprecision between $.25 and $.29 per share for the year ending March 31, 2006.

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

NOTE 15. 2006 LONG-TERM INCENTIVE PLAN

In February 2006 the directors adopted, subject to stockholder approval, the 2006 long-term incentive plan. The purpose of the Company's 2006 Long-Term Incentive Plan ("the Plan") is to attract, retain and reward officers and other key employees, directors, consultants and independent contractors of the Company. The Plan will be administered by a committee of the Company's independent directors. They will determine to what extent incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and/or other stock-based awards, of them, are to be granted pursuant to the Plan, to one or more eligible persons. The total number of shares of Stock reserved and available for distribution under the Plan is 1,000,000 shares of common stock.

Stock Options granted under the Plan may be of two types: (i) incentive stock options and (ii) non-qualified stock options. The option price, term and exercise conditions will be determined by the Committee at the time of grant. But no Stock Option will be exercisable more than ten (10) years after the date the Option is granted.

On July first of each year, commencing in 2007, each independent director will be granted a non-qualified stock option to purchase five thousand shares of stock (or such lesser number of shares of stock as remain available). The stock options will be exercisable at a price per share equal to the greater of the fair market value on the date of grant or the par value of one share of stock. The non-qualified stock options granted will become exercisable cumulatively as to fifty percent of the shares subject six months from the date of grant and as to the remaining fifty percent eighteen months from the date of grant. The options will expire on the earlier of five years from the date of grant, or seven months from the date such independent director ceases to be a director.

The independent director, when first elected to the Board, will automatically receive a non-qualified stock option to purchase 25,000 shares of common stock (or such lesser number of shares of Stock as remains available). The Stock Options will be exercisable at a price per share equal to the greater of the Fair Market Value on the date of grant or the par value of one share of Stock.

NOTE 16. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Ranor maintains bank account balances, which, at times, may exceed insured limits. Ranor has not experienced any losses with these accounts. Management believes Ranor is not exposed to any significant credit risk on cash.

In 2006, Ranor sold a substantial portion of its products to two different customers in each of the last two years. Sales for the years ended March 31, 2006 and 2005, to these customers were approximately $3.0 million (15%), and $2.6 million (13%) in 2006 and approximately $2.7 million (19%), and $1.6 million (11%) in 2005. At March 31, 2006, amounts due from these customers, included in trade accounts receivable, were $519,667 and $38,777, respectively and at March 31, 2005 $286,696 and $248,604, respectively.

NOTE 17. CONTINGENT LIABILITIES

Officer employment contract

On February 24, 2006 the Company entered into a new employment agreement with Mr. Stanley Youtt to be chief executive officer of Ranor, Inc. (subsidiary company) until January 31, 2009. Mr. Youtt has been the chief executive officer for the past 3 years. As compensation for services and in consideration of his agreement not to compete the Company agreed to pay him an annual base salary of $200,000 that may be increased by the Board of Directors. The CEO is eligible for an annual cash performance bonus based upon the Company's financial performance as set forth in a resolution of the Board within the first three months of each year. CEO is eligible for any Stock Option Plan, as the Board shall in its sole discretion institute from time to time.

                            TECHPRECISION CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

Warranties

Products are designed and inspected during the building process by customers before they leave the factory. Once the customer has signed off that he has inspected the final product then the Company no longer has any responsibility or warrants the functionality of that product. Because the Company does not warrant our products the Company has not set up a set up a reserve for product warranties.

Environmental Preservation- Subsequent Event

In the fiscal year ended March 31, 2007 the Company plans to construct a shed to store scrap materials and make a claim for construction costs under the escrow agreement, based on a breach of the seller's representations and warranties relating to environmental compliance. The purpose of the shed is to protect the surrounding soil from any seepage. The estimated cost of constructing the shed is approximately $100,000.

                            TECHPRECISION CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                                                                   JUNE 30,      MARCH 31,
                                                                                                     2006           2006
                                                                                                 ------------   ------------
CURRENT ASSETS
    Cash and cash equivalents                                                                    $   679,845   $   492,801
  Restricted cash-indemnification obligation escrow                                                  950,000       950,000
    Accounts receivable, less allowance for doubtful
      accounts of $25,000 at June 30 and March 31, 2006 and 2005                                   2,753,036     2,481,619
  Other receivables                                                                                   24,708        25,665
  Costs incurred on uncompleted contracts,
    net of allowance for loss and progress billings                                                1,108,463     1,306,589
  Inventories-raw materials                                                                          221,297       214,148
  Prepaid expenses                                                                                   220,462       386,475
  Deferred loan costs, net                                                                            56,825       207,402
                                                                                                 -----------   -----------
      Total current assets                                                                         6,014,636     6,064,699
Property, plant and equipment, net                                                                 2,472,834     2,556,994
Other assets deferred loan cost, net                                                                  44,460        46,127
                                                                                                 -----------   -----------
      Total assets                                                                               $ 8,531,930   $ 8,667,820
                                                                                                 ===========   ===========
CURRENT LIABILITIES
  Accounts payable                                                                               $   986,166   $   691,054
  Accrued expenses                                                                                   442,999       561,848
  Due to prior shareholders under escrow obligation                                                  843,600       843,600
  Current maturity of long-term debt                                                                 576,934       576,934
  Mortgage payable                                                                                 3,200,000     3,300,000
                                                                                                 -----------   -----------
      Total current liabilities                                                                    6,049,699     5,973,436
LONG-TERM DEBT
   Notes payable- noncurrent                                                                       3,298,185     3,442,467
STOCKHOLDERS' DEFICIT
  Preferred stock-par value $.0001 per share, 10,000,000 shares authorized, of which 9,000,000 are designated as Series A Preferred Stock, with 7,719,250
    shares issued and outstanding at June 30 and March 31, 2006                                    2,150,000     2,150,000
    Common stock - par value $.0001 authorized 90,000,000, 10,009,000 and 9,967,000 issued and
    outstanding on June 30, and March 31, 2006, respectively.                                          1,002           997
  Paid in capital                                                                                  1,248,377     1,240,821
  Accumulated deficit                                                                             (4,215,333)   (4,139,901)
                                                                                                 -----------   -----------
      Total stockholders' deficit                                                                  ( 815,954)     (748,083)
                                                                                                 -----------   -----------
                                                                                                 $ 8,531,930   $ 8,667,820
                                                                                                 ===========   ===========

The accompanying notes are an integral part of the financial statements.

                            TECHPRECISION CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                Three months ended June 30,
                                                                ---------------------------
                                                                    2006          2005
                                                                 ----------   ------------
Net sales                                                        $4,198,530    $5,416,838
Cost of sales                                                     3,410,005     4,503,686
                                                                 ----------    ----------
Gross profit                                                        788,525       913,152
Selling, general and administrative                                 680,926       504,639
                                                                 ----------    ----------
Income (loss) from operations                                       107,599       408,513
                                                                 ----------    ----------
Other income (expenses)
  Interest expense                                                 (183,239)     (280,300)
  Interest income                                                       212         3,014
                                                                 ----------    ----------
                                                                   (183,027)     (277,286)
                                                                 ----------    ----------
Income (loss) before income taxes                                   (75,428)      131,227
Provision for income taxes                                                         (3,100)
                                                                               ----------
Net Income (loss)                                                $  (75,428)   $  128,127
                                                                 ==========    ==========
Weighted average number of shares of common stock outstanding     9,991,462     8,089,000
Net income (loss) per share of common stock                            (.01)          .02
                                                                 ==========    ==========

The accompanying notes are an integral part of the financial statements.

                            TECHPRECISION CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                  FOR THE PERIOD APRIL 1, 2005 TO JUNE 30, 2006
                                   (Unaudited)

                                      Preferred Stock            Common Stock
                       Warrants     ----------------------   ---------------------     Paid in    Accumulated
                     Outstanding     Shares       Amount       Shares       Amount     Capital      Deficit        Total
                    -------------   ---------   ----------   ----------    -------   ----------   -----------   -----------
April 1, 2005                                                 8,089,000     $  809      392,165   $(3,711,753)  $(3,318,779)
Sale of preferred
  stock and
  warrants            11,220,000    7,719,250   $2,150,000                                                        2,150,000
Sale of common
  stock                                                       1,708,000        171      501,829                     502,000
Issuance of
  shares of
  common stock
  for services                                                  170,000         17       42,483                      42,500
Contributed
  capital                                                                               304,344                     304,344
Loss for period                                                                                      (428,148)     (428,148)
                      ----------    ---------   ----------   ----------     ------   ----------   -----------   -----------
Balance, March
  31, 2006            11,220,000    7,719,250   $2,150,000    9,967,000     $  997   $1,240,821   $(4,139,901)  $  (748,083)
Shares issued for
  employee
  services                                                       42,000          5        7,556                       7,561
Loss for period                                                                                       (75,432)      (75,432)
                      ----------    ---------   ----------   ----------     ------   ----------   -----------   -----------
Balance June 30,
  2006                11,220,000    7,719,250   $2,150,000   10,009,000     $1,002   $1,248,377   $(4,215,333)  $  (815,954)
                      ==========    =========   ==========   ==========     ======   ==========   ===========   ===========

The accompanying notes are an integral part of the financial statements.

                            ECHPRECISION CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                              Three months ended June 30,
                                                                              ----------------------------
                                                                                   2006          2005
                                                                                -----------   ----------
DECREASE IN CASH AND CASH EQUIVALENTS CASH FLOWS FROM OPERATING ACTIVITIES
  Net gain (loss) for the period                                                 $  (75,432)  $  128,127
  Noncash items included in net loss:
    Depreciation and amortization                                                   256,030      103,081
    Shares issued for services                                                        7,561           --
  Changes in assets and liabilities:
    Accounts receivable                                                            (270,460)       1,973
    Inventory                                                                        (7,149)      11,805
    Costs on uncompleted contracts                                                  198,126     (304,138)
    Prepaid expenses                                                                166,013       25,650
    Accounts payable and accrued expenses                                           176,263     (423,802)
                                                                                 ----------   ----------
      Net cash used in operating activities                                         450,952     (457,304)
CASH FLOWS USED IN INVESTING ACTIVITIES
   Purchases of property, plant and equipment                                       (19,626)     (62,547)
                                                                                 ----------   ----------
      Net cash used in investing activities                                         (19,626)     (62,547)
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of notes                                                                 (144,282)      (1,356)
  Payment of mortgage note                                                         (100,000)          --
                                                                                 ----------   ----------
    Net cash provided by (used in) financing activities                            (244,282)      (1,356)
                                                                                 ----------   ----------
    Net increase (decrease) in cash and cash equivalents                            187,044     (521,207)
CASH AND CASH EQUIVALENTS, beginning of period                                    1,442,801    1,226,030
                                                                                 ----------   ----------
CASH AND CASH EQUIVALENTS, end of period                                         $1,629,845   $  704,823
                                                                                 ==========   ==========

The accompanying notes are an integral part of the financial statements.

                            TECHPRECISION CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                   (Continued)

                                                     Three months ended June 30,
                                                    ----------------------------
                                                          2006       2005
                                                       --------    --------

Supplemental Disclosures of Cash Flows Information
Cash paid during the period for:
  Interest expense                                     $189,302    $186,972
                                                       ========    ========
  Income taxes                                           39,088    $  3,100
                                                       ========    ========

In the three month period ended June 30, 2006, the Company issued 42,000 shares to employees of the Company. The shares were valued at $.18 per share or $7,561. The 42,000 shares are part of a total grant of 126,000 shares which vest one-third immediately, and the remaining two-thirds in two annual installments. No officers or directors received any shares.

The accompanying notes are an integral part of the financial statements.

                            TECHPRECISION CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1. INTERIM FINANCIAL INFORMATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information necessary for a fair presentation of results of operation, financial position, and cash flows in conformity with accounting principles generally accepted in the U.S. In the opinion of management, the condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results Techprecision Corporation and its subsidiaries for the periods presented. Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole. The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended March 31, 2006. Certain prior year amounts may have been reclassified to conform with the presentation used in 2006.

NOTE 2. NEW ACCOUNTING PRONOUNCEMENTS

FASB Interpretation No. 46R, Consolidation of Variable Interest Entities - An Interpretation of ARB51 The FASB finalized FIN 46R in December 2003. FIN 46R expands the scope of ARB51 and various EITFs and can require consolidation of legal structures, called Variable Interest Entities (VIEs). Companies with investments in Special Purpose Entities (SPEs) were required to implement FIN 46R in 2003; however, companies with VIEs were permitted to implement in the first quarter of 2004. We have a VIE, WM Realty Management, that we have determined will qualify for consolidation. We have consolidated this VIE for the period ended June 30, and March 31, 2006 and the most significant impact to our financial statements is to include the mortgage of $3.3 million and to eliminate the gain of $1.7 million and to show the land and building at the value on the books of Ranor prior to the sale.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of Accounting Research Bulletin No. 43, Chapter 4," which adopts wording from the International Account Standards Board's (IASB) LAS 2 "Inventories" in an effort to improve the comparability of cross-border financial reporting. The FASB and IASB both believe the standards have the same intent; however, an amendment to the wording was adopted to avoid inconsistent application. The new standard indicates that abnormal freight, handling costs, and wasted materials (spoilage) are required to be treated as current period charges rather than as a portion of inventory cost. Additionally, the standard clarifies that fixed production overhead should be allocated based on the normal capacity of a production facility. The Statement is effective beginning in fiscal year 2007. Adoption is not expected to have a material impact on our consolidated earning, financial position or cash flows.

In December 2004, the FASB issued FSP FAS 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004." The FSP clarifies that the manufacturer's deduction provided for under the American Jobs Creation Act of 2004 (the Act) should be accounted for as a special deduction in accordance with SFAS No. 109, "Accounting for Income Taxes," and not as a tax rate reduction. The Qualified Production Activities Deduction will not impact our consolidated earnings, financial position or cash flows for fiscal year 2006 because the deduction is not available to us. We are currently evaluating the effect that this deduction will have in subsequent years.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), which replaces SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employee. "SFAS 123R requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123, no longer will be an alternative to financial statement recognition. We are required to adopt SFAS 123R in the fiscal year 2006. Under SFAS 123R, we must determine the appropriate fair value model to be used in valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. Upon adoption, we may choose from two transition methods: the modified-prospective transition approach or the modified-retroactive transition approach. Under the modified-prospective transition approach we would be required to recognize compensation cost for awards that were granted prior to, but not vested as of the date of adoption. Prior periods remain unchanged and pro forma disclosures previously required by SFAS No. 123 continue to be required. Under the modified -retrospective transition method we would be required to restate prior periods by recognizing compensation cost in the amounts previously reported in the pro forma disclosure under SFAS No. 123. Under this method, we would be permitted to apply this presentation to all periods presented or to the start of the fiscal year in which SFAS No. 123R is adopted. We would also be required to follow the same guidelines as in the modified-prospective transition method for awards granted subsequent to adoption and those that were granted and not yet vested. We are currently evaluating the requirements of SFAS 123R and its impact on our consolidated results of operations and earnings per share. We have not yet determined the method of adoption or the effect of adopting SFAS 123R, and it has not been determined whether the adoption will result in amounts similar to the current pro forma disclosures under SFAS 123.

NOTE 3. PROPERTY, PLANT AND EQUIPMENT

As of June 30, 2006 and March 31, 2006 property, plant and equipment consisted of the following:

                                                  June 30, 2006   March 31, 2006
                                                  -------------   --------------
Land                                                $  110,113      $  110,113
Building and improvements                            1,282,118       1,290,072
Machinery equipment, furniture and fixtures          2,637,278       2,609,698
                                                    -----------   ------------
                                                     4,029,509       4,009,883
Less: accumulated depreciation                       1,556,675       1,452,889
                                                    -----------     ----------
                                                    $2,472,834      $2,556,994
                                                    ===========     ==========

Depreciation expense for the three month periods ended June, 2006 and 2005 were $103,785 and $103,081, respectively. Land and buildings (which are owned by WM Realty Management, LLC- a consolidated entity under Fin 46 R) are collateral for the $3,300,000 mortgage loan. Other fixed assets (equipment) of the Company together with its other personal properties, are collateral for the Sovereign Bank $4,000,000 secured loan and line of credit.

NOTE 4. COSTS INCURRED ON UNCOMPLETED CONTRACTS

The Company recognizes revenues based upon the units-of-delivery method (see
Note 1).

Contracts in process consisted of the following at June 30 and March 31:

                                                                     June 30, 2006   March 31, 2006
                                                                     -------------   --------------
Costs incurred on uncompleted contracts, net of allowance for loss    $ 3,446,711     $ 2,889,650
Less: Advance billings and deposits                                    (2,116,951)     (1,583,061)
                                                                      -----------     -----------
                                                                      $ 1,329,760     $ 1,306,589
                                                                      ===========     ===========

All inventories are collateral for Sovereign Bank loan and constitute a part of the computation of the maximum loan amount under the agreement.

NOTE 5. DEFERRED CHARGES

Deferred charges represent the capitalization of costs incurred in connection with obtaining the bank loan and building mortgage. These costs are being amortized over the term of the related debt obligation, 5 months to 72 months. Amortization charged to operations in first quarter ended June 30, 2006 and 2005 were $152,314 and $-0-, respectively. As of June 30, deferred charges were as follows:

                                                June 30, 2006    March 31, 2006
                                               --------------   ---------------
Deferred costs expiring in one year or less:
  Deferred mortgage costs                         $ 265,943        $265,943
  Less:accumulated amortization                    (209,118)        (58,541)
                                                  ---------        --------
                                                  $  56,825        $207,402
                                                  =========        ========
Deferred costs expiring after one year:
  Deferred loan costs                             $  46,852        $ 46,852
  Accumulated amortization                           (2,392)           (655)
                                                  ---------        --------
                                                  $  44,460        $ 46,127
                                                  =========        ========

NOTE 6. LONG-TERM DEBT

The following debt obligations, outstanding on June 30 and March 31, 2006:

                                                                                            June 30, 2006   March 31, 2006
                                                                                            -------------   ---------------
Sovereign Bank- Secured Term note payable- 72 month 9% variable term note with quarterly principal payments of $142,857 plus interest.
  Final payment due on March 1, 2013.                                                         $3,857,143       $4,000,000
Automobile Loan -
  monthly installments of $552 including interest of 4.9%, commencing July 20, 2003 through
  June 20, 2009.                                                                                  17,976           19,401
                                                                                              ----------       ----------
                                                                                               3,875,119        4,019,401
Principal payments due within one year                                                          (576,934)        (576,934)
                                                                                              ----------       ----------
Principal payments due after one year                                                         $3,298,185       $3,442,467
                                                                                              ==========       ==========

NOTE 7. RESTRICTED CASH - INDEMNIFICATION OBLIGATION ESCROW

In May 2004, the Company was requested to undertake a response and remedial action to cleanup environmental issues discovered during an onsite inspection by the Commonwealth of Massachusetts Office of Environmental Affairs. The Company signed a consent order in October 2004, paid a fine of $7,800 and proceeded to correct the deficiencies.

The stock purchase agreement, pursuant to which the Company purchased the outstanding securities of Ranor, provided for the parties to establish an escrow account into which $925,000 of the purchase price of the securities was placed. If the sellers had breached any of their representations and warranties under the stock purchase agreement, the Company's sole recourse is against the escrow account. To the extent that there is no claim against the escrow by one year from the closing, the escrow account is paid to Ranor's former stockholders. The Company is entitled to recover from the escrow an amount equal to its damages sustained as a result of a breach by the selling stockholders of their representations and warranties. The Company has recorded an expense against the escrow account in the amount of $81,400. The claim is for the former stockholders' breach of their representations and warranties relating to environmental matters. The Company reflects the recovery of this amount on its March 31, 2006 and June 30, 2006 balance sheets as a reduction in the amount due to the former stockholders and an increase in additional paid in capital.

In the fiscal year ended March 31, 2007, the Company plans to construct a shed to store scrap materials and make a claim for construction costs under the escrow agreement, based on a breach of the seller's representations and warranties relating to environmental compliance. The purpose of the shed is to protect the surrounding soil from any seepage. The estimated cost of constructing the shed is approximately $100,000.

NOTE 8. RELATED PARTY TRANSACTIONS

Management Fees

Until February 24, 2006, Ranor had to pay management fees totaling $200,000 per year to four shareholders under agreements that expire in August 2006.

On February 24, 2006, the prior management agreement was canceled, any balance due was forgiven and the Company entered into a new management and consulting agreement with Techprecision, LLC, a limited liability company composed of stockholders of the Company. The Agreement ends on March 31, 2009. During the term of the agreement, Techprecision, LLC, is to serve as a consultant to the Company and each of its existing and future subsidiaries. The consultation will include assistance with the determination of the goals, general policies and direction of the Company and its subsidiaries, financings, manufacturing, sales, distribution and customer relations.

Techprecision, LLC's consulting fee will be initially set at $200,000 per annum, payable monthly in twelve equal installments, commencing March 1, 2006. In addition to the management fee, Techprecision, LLC the manager shall be entitled to a performance bonus determined as follows; the compensation committee of the Board of Directors will set performance objectives for the fiscal year. If the performance objectives are attained or exceeded, the Company will pay the Techprecision LLC's manager a performance bonus equal to two and one-half percent of the Company's cash flow from operations for the fiscal year. In the event that the Company makes an acquisition or disposes of a business segment during a fiscal year, the performance objectives may be revised by the compensation committee to reflect such transaction. The Company's chief executive officer, who is a member of Techprecision, LLC, receives a portion of the compensation paid to Techprecision, LLC, and he does not receive any compensation directly from the Company.

Sale and Lease Agreement and Intra-company Receivable

On February 24, 2006, WM Realty Management, LLC borrowed $3,300,000 to purchase from Ranor, Inc. its real property for $3,000,000 which was appraised on October 31, 2005 at $4,750,000 and leased the building and a major portion of the land to Ranor, Inc. The Company advanced $226,808 to pay closing costs and has a receivable of that amount from WM Realty Management, LLC. WM Realty Management, LLC was formed solely for this purpose; its partners are stockholders of the Company. The Company has considered WM Realty Management, LLC a variable interest entity as defined by FIN 46, and therefore has consolidated WM Realty Management, LLC's operations into the Company.

The WM Realty Management, LLC mortgage bears interest at 11% per annum and provides for monthly payments of principal in the amount of $25,000. The outstanding balance of $3,200,000 was due on August 1, 2006. Expenses of obtaining the mortgage were $192,455 and are being amortized over the stated term of the mortgage, which is a period of approximately five months. In August 2006, WM Realty obtained a one-month extension and the right to extend the maturity date for two one-month periods. The interest rate for the extension is 11.5% per annum plus .75% of the principal balance for each month's extension. Amortization remains at $25,000 per month. WM Realty is seeking to find a long-term lender.

NOTE 9. SALE AND LEASE

On February 24, 2006, Ranor, Inc. entered into a sale and leaseback arrangement with WM Realty Management, LLC, a special purpose entity. The sale of the building was for $3,000,000. The term of the lease is for a period of fifteen years commencing on February 24, 2006. For the three months ended June 30, 2006 rent expense paid by the Company was $109,500. This amount was eliminated in consolidation and the interest and depreciation were expensed.

The Company has an option to extend the term of the lease for two additional terms of five years, upon the same terms. The Minimum Rent payable for each option term will be the greater of (i) the minimum rent payable under the lease immediately prior to either the expiration date, or the expiration of the preceding option term, or (ii) the fair market rent for the leased premises. Minimum rental for the base year of the lease is $438,000. Effective as of January of each year subsequent to the base year, during the contract and any subsequent extension, a cost of living adjustment will be made to the minimum rental, based on the Consumer Price Index.

The Company has the option to repurchase the property at any time beginning after one year from the date of the agreement, at the appraised market value.

The minimum future lease payments are as follows:

Year Ended March 31                                                     Amount
-------------------                                                   ----------
2007                                                                  $  438,000
2008                                                                     438,000
2009                                                                     438,000
2010                                                                     438,000
2011-2015                                                              2,190,000
2016-2021                                                              2,190,000
2022                                                                     438,000
                                                                      ----------
Total                                                                 $6,570,000
                                                                      ==========

NOTE 10. CAPITAL STOCK

Preferred stock

On February 24, 2006, Barron Partners LP purchased 7,719,250 shares of series A preferred stock, par value $0.0001 per share for $2,150,000, net of a $50,000 due diligence fee payable to Barron Partners. Initially, Series A Preferred Stock are convertible into common stock at a conversion rate of one share of Common Stock, for each share of Series A Preferred Stock. In addition, pursuant to the preferred stock purchase agreement, the Company issued to Barron Partners common stock purchase warrants to purchase up to 5,610,000 of common stock at $0.57 per share and 5,610,000 shares of common stock at $0.855 per share.

Because the Company did not attain EBITDA of $.04613 per share for the year ended March 31, 2006 on a fully-diluted basis, as defined, the conversion price was adjusted from $.285 to $.24225, a reduction of 15%, with the result that the series A preferred stock became convertible into 9,081,527 shares of common stock. As a result of the Company's failure to meet the EBITDA target for the year ended March 31, 2006, the exercise price of the warrants decreased by 15%, from $.57 to $.4845 and from $.855 to $.7268 per share.

The conversion rate of the series A preferred stock and the exercise price of the warrants are subject to further adjustment if the Company's EBITDA per share, on a fully-diluted basis, is less than $.08568 per share for the year ended March 31, 2007, based on the percentage shortfall from $.08568 per share, from zero up to a maximum adjustment of 15%. The adjustment could result in an increase in the maximum number of shares of common stock being issued upon conversion of the series A preferred stock from 9,081,527 to 10,684,150 shares of common stock and a further reduction in the exercise price of the warrants from $.4845 to $.4118 and from $.7268 to $.6177 per share.

EBITDA per share is defined in the preferred stock purchase agreement as earnings from recurring operations before any charges relating to the transactions involved in February 24, 2006 agreement and any other non recurring items, including warrants, but excluding options or stock grants issued to management and key employees. The per share figures are computed on a fully-diluted basis. Fully diluted EBITDA is based on the number of outstanding shares of Common stock plus all shares of Common stock issuable upon conversion of all outstanding convertible securities and upon exercise of all outstanding warrants, options and rights, regardless of whether (i) such shares would be included in determining diluted earnings per share and (ii) such convertible securities are subject to a restriction or limitation on exercise. Thus, for purpose of determining fully-diluted Pre-Tax Income Per Share, the 4.9% limitation (see paragraph below) shall be disregarded. In determining the EBITDA per share, any shares of Common stock issuable as a result of an adjustment to the conversion prices will be excluded.

The Investor or its affiliates will not be entitled to convert the Series A Preferred Stock into shares of Common stock or exercise warrants to the extent that such conversion or exercise would result in beneficial ownership by the investor and its affiliates of more than 4.9% ("4.9% Limitation") of the then outstanding number of shares of Common stock. The agreement provides that this provision cannot be amended.

The Company agreed not to issue any additional preferred stock until the earlier of (a) three years from the Closing or (b) the date that the Investor transfer and/or converts not less than 90% of the preferred shares and sells the underlying shares of common stock and for two years after Closing not to enter into any new borrowing of more than three times the sum of the earnings before interest, tax, depreciation and amortization (EBITDA) from recurring operations over the trailing four quarters.

The preferred shareholders have the right of first refusal in the event that the Company seeks to raise additional funds through a private placement of securities, other than exempt issuances. The percentage of shares that preferred shareholders may acquire is based on the ratio of shares held by the investor plus the number of shares issuable upon conversion of Series A Preferred Stock owned by the investor to the total of such shares.

No dividends are payable with respect to the Series A Preferred Stock and no dividends are payable on common stock while Series A Preferred Stock is outstanding. The Common stock shall not be redeemed while preferred stock is outstanding.

Upon any liquidation the Company is required to pay $.285 for each share of Series A Preferred Stock. The payment will be made before any payment to holders of any junior securities and after payment to holders of securities that are senior to the Series A Preferred Stock.

The Series A Preferred Shareholders do not have voting rights. However, the approval of the holders of 75% of the outstanding preferred shares is required to amend the certificate of incorporation, change the provisions of the preferred stock purchase agreement, to authorize additional Series A Preferred Shares in addition to the 9 million maximum authorized, or to authorize any class of stock that ranks senior with respect to voting rights, dividends or liquidations.

Stock warrants

On June 30, 2006 there were 11,220,000 warrants attached to convertible preferred shares. These warrants are exercisable, in part or full, at any time from February 24, 2006 to expiration time, February 24, 2011. The number of shares to be received upon exercise of the warrant is determined by multiplying the total number shares with respect to which this Warrant is then being exercised with the percentage difference between the last reported sales and exercise price of the stock. The exercise price is further adjusted considering the amount of EBITDA similar to the conversion price.

Common stock

At March 31, 2006, the Company had 9,967,000 shares of common stock, shares were $.0001 par value, outstanding. During the three months ended June 30, 2006, the Company granted 126,000 shares of common stock to employees as compensation for services. The vested shares were valued at $.18 per share. The employees' rights to the shares vested immediately as to 42,000 shares and they vest in installments as to the remaining shares.

NOTE 11. EARNINGS PER SHARE

We compute basic earnings per share ("basic EPS") by dividing net income by the weighted average number of shares of common stock outstanding for the reporting period. Diluted earnings per share ("diluted EPS") gives effects to all dilutive potential shares outstanding resulting from employee stock options during the period. The following table sets forth the computation of basic and diluted per share for the three-month periods ended June 30, 2006 and 2005.

                                                     Three months ended June 30,
                                                     ---------------------------
                                                          2006          2005
                                                       ----------   ----------
Net income (loss)                                      $  (75,428)  $  128,127
Basic-weighted average shares outstanding               9,991,462    8,089,000
Effect of dilutive potential securities                       N/A          N/A
Diluted- weighted average shares outstanding                  N/A          N/A
Basic EPS                                              $     (.01)  $      .02
                                                       ==========   ==========
Diluted EPS                                                   N/A          N/A

The assumed exercise of outstanding stock options and the conversion of preferred shares have been excluded from the calculations of loss per share as their effect is antidilutive.

                                     Part II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

The Company's certificate of incorporation provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and provides for indemnification to the extent permitted by Delaware law.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; payments of unlawful dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

         Item                          Amount
         ----                        ---------
SEC filing fee                       $1,093.84
Printing and filing                      *
Legal expenses, including blue sky       *
Accounting expenses                      *
Miscellaneous                            *
Total                                    *

* To be supplied by Amendment.

Item 26. Recent Sales of Unregistered Securities

      In connection with our organization in February 2005, we issued 1,000,000 to Capital Markets and 20,000 shares to Mark Allen for $102. Both purchasers are "accredited investors" and they represented in writing that they acquired the securities for their own accounts. In February 2006, in connection with the reverse acquisition, we purchased 928,000 shares from Capital Markets for $167,602, and paid $32,398 of debt due to Capital Markets.

      In December 2005, we issued 8,000 shares of common stock for $2,000. The sales were made directly by the Company to persons known by the Company. One of the investors, Michael Byl, is president of Southridge Investment Group, LLC, an NASD registered broker-dealer formerly known as Greenfield Capital Partners LLC ("Southridge"). Southridge is affiliated by common ownership with Capital Markets in that both are controlled by a family limited partnership in which Steve Hicks has voting and disposition control. Of the remaining 39 investors, one is an employee, but not an affiliate of, Southridge, 16 are employees of entities that are related to Southridge, but are not broker-dealers, ten have a family relationship with Steve Hicks, and twelve are not affiliated with the Company or Capital Markets. No broker or underwriter was involved in the sale of the shares and no brokerage or underwriting commission was paid. The purchasers acquired the shares for their own accounts and not with a view to the sale or distribution thereof. The stock certificates representing the shares bear a restrictive legend.

      On February 24, 2006, we issued the following securities:

      o Pursuant to the preferred stock purchase agreement, we sold to Barron Partners, for an aggregate of $2.2 million, (i) 7,719,250 shares of series A preferred stock, and (ii) warrants to purchase 5,610,000 shares of common stock at $.57 per share and 5,610,000 shares of common stock at $.855 per share.

      o Pursuant to an agreement with the members of Ranor Acquisition LLC, we issued to the members of Ranor Acquisition 7,997,000 shares of common stock, as follows:

Name                           No. Shares
----                           ----------
James G. Reindl                 3,095,300
Andrew A. Levy                  2,825,300
Redstone Capital Corporation      250,000
Stanley Youtt                     796,000
Martin Daube                      741,400
Larry Steinbrueck                 204,000
Michael Holly                      85,000
                                ---------
Total                           7,997,000

      Mr. Levy is president of Redstone Capital Corporation and the stock of Redstone is owned by Mr. Levy and his wife.

      o We sold 1,700,000 shares of common stock to Stanoff Corporation for $500,000.

      o We issued the 170,000 shares of common stock for services rendered as follows:

Name                  Shares
----                 -------
Mathers Associates    80,000
Grace Sorensen        40,000
Glenn Goldfinger      40,000
Mary Desmond          10,000
                     -------
Total                170,000

      No broker was involved in connection with any of the foregoing transactions.

      The foregoing issuances were exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D of the SEC thereunder.

Item 27. Exhibits

2.1 Stock purchase agreement dated August 17, 2005, by and among Ranor Acquisiton, LLC, the stockholders of Ranor and Ranor, Inc.(1)

3.1   Certificate of incorporation(1)

3.2   By-laws(2)

3.3   Certificate of Designation for the Series A Convertible Preferred Stock(1)

4.1 Loan and security agreement dated February 24, 2006, between Ranor and Sovereign Bank(1)

4.2   Guaranty from the Registrant to Sovereign Bank(1)

4.3   Form of warrant issued to Barron Partners LP(1)

5.1   Opinion of Sichenzia Ross Ference LLP*

10.1 Preferred stock purchase agreement dated February 24, 2006, between the Registrant and Barron Partners, LP(1)

10.2 Registration rights agreement dated February 24, 2006, between the Registrant and Barron Partners LP(1)

10.3 Agreement dated February 24, 2006, among the Registrant, Ranor Acquisition LLC and the members of Ranor Acquisition LLC(1)

10.4  Subscription Agreement dated February 24, 2006(1)

10.5 Registration rights provisions pursuant to the agreements listed in Exhibits 10.3 and 10.4(1)

10.6  Employment agreement between Ranor, Inc. and Stanley Youtt (3)

10.7 Management agreement dated February 24, 2006, between Ranor and Techprecision LLC(1)

10.8  Lease, dated February 24, 2006 between WM Realty Management, LLC and
      Ranor(1)

10.9  2006 Long-term incentive plan(4)

10.10 Letter agreement from WM Realty Management, LLC (1)

10.11 Letter agreement from Barron Partners LLC (1)

21.1  List of Subsidiaries(5)

23.1  Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)

23.2  Consent of Bloom & Co., LLP (see Page II-7)

----------
* to be filed by amendment

(1)   Filed herewith

(2) Filed as an exhibit to the Company's registration statement on Form 10-SB, which was filed with the Commission on June 23, 2005 and incorporated herein by reference.

(3)   Previously filed.

(4) Filed as an exhibit to the Company's current report on Form 8-K which was filed with the Commission on March 3, 2006, and incorporated herein by reference.

(5) Filed as an exhibit to the Company's annual report on Form 10-KSB for the year ended December 31, 2005 and incorporated hereby reference.

Item 28. Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reelected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, Commonwealth of Massachusetts on this 25th day of August, 2006.

                                           TECHPRECISION CORPORATION


                                           By: /s/James G. Reindl
                                               ---------------------------------
                                               James G. Reindl, CEO

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature                             Title                         Date
---------                             -----                         ----


/s/ James G. Reindl*   Chief Executive Officer               August 25, 2006
--------------------   and Director (Principal Executive
James G. Reindl        Officer)


/s/Mary Desmond*       Chief Financial Officer               August 25, 2006
--------------------   (Principal Financial and Accounting
Mary Desmond           Officer)


/s/ Stanley A. Youtt*  Director                              August 25, 2006
--------------------
Stanley A. Youtt


/s/ Michael Holly*     Director                              August 25, 2006
--------------------
Michael Holly


/s/ Larry Steinbrueck* Director                              August 25, 2006
--------------------
Larry Steinbrueck


/s/ Louis A. Winoski*  Director                              August 25, 2006
--------------------
Louis A. Winoski


*By /s/ James G. Reindl
    -------------------
        James G. Reindl
        Attorney in fact
                              II-5